PART II— OFFERING CIRCULAR

PFG Fund V, LLC

(the “Company”)

Preliminary Prospectus dated_______________________________

The Company is hereby providing the information required by Part I of Form S-11 (17 9 CFR 239.18 and are following the requirements for a smaller reporting company as it meets the definition of that term in Rule 405 (17 CFR 230.405).

An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. The Company may elect to satisfy its obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

PFG Fund V, LLC (“PFG FUND V,” the “Fund,” the “Company” or “the Issuer”), a Colorado limited liability company, is offering, on a “best-efforts” basis up to $50,000,000 in principal amount (the “Offering”) of unsecured, non-convertible, fixed-rate promissory notes (the “Notes”) of PFG Fund V. The Offering will begin as soon as practicable following qualification of the Offering Statement and shall continue on a continuous and ongoing basis pursuant to Rule 251(d)(3)(i)(f). The Company’s principal executive offices are located at 10200 W 44th Ave Suite 220 Wheat Ridge, CO 80033.

This is our offering, and no public market currently exists for our Notes. The Company will be managed by Pine Financial Group, Inc. (the “Manager”), lead by Kevin Amolsch as outlined on Page 54. The Company has set a minimum investment requirement of $25,000, but may accept subscriptions for less or greater amount at the discretion of our Manager. Therefore, purchasers of our Notes qualified hereunder may be unable to sell their securities, because there may not be a public market for our securities. Any purchaser of our securities should be in a financial position to bear the risks of losing their entire investment.

The Company is organized to conduct the following business: to make, purchase, originate, acquire, or sell loans secured by interests in real property located throughout the United States, with a primary focus in Colorado and Minnesota. The Company may also manage, remodel, develop, lease, renovate, repair, and/or sell real properties acquired through the Company’s lending activities, including, but not limited to, properties acquired through foreclosure and real estate owned (“REO”).

The Company is considered an “emerging growth company” under Section 101(a) of the Jumpstart Our Business Startups Act as it is an issuer that had total annual gross revenues of less than $1.07 billion during its most recently completed fiscal year.

See the section entitled “RISK FACTORS” beginning on page 3 for a discussion of risks to consider before purchasing our Notes.

INVESTMENT IN SMALL BUSINESSES INVOLVES A HIGH DEGREE OF RISK, AND INVESTORS SHOULD NOT INVEST ANY FUNDS IN THIS OFFERING UNLESS THEY CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. SEE THE SECTION ENTITLED “RISK FACTORS.”

IN MAKING AN INVESTMENT DECISION INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE ISSUER AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED. THESE SECURITIES HAVE NOT BEEN RECOMMENDED OR APPROVED BY ANY FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THESE AUTHORITIES HAVE NOT PASSED UPON THE ACCURACY OR ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE U.S. SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR SELLING LITERATURE. THESE SECURITIES ARE OFFERED UNDER AN EXEMPTION FROM REGISTRATION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THESE SECURITIES ARE EXEMPT FROM REGISTRATION.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(D)(2)(I)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO WWW.INVESTOR.GOV.

RULE 251(D)(3)(I)(F) DISCLOSURE. RULE 251(D)(3)(I)((F) PERMITS REGULATION A OFFERINGS TO CONDUCT ONGOING CONTINUOUS OFFERINGS OF SECURITIES FOR MORE THAN THIRTY (30) DAYS AFTER THE QUALIFICATION DATE IF: (1) THE OFFERING WILL COMMENCE WITHIN TWO (2) DAYS AFTER THE QUALIFICATION DATE; (2) THE OFFERING WILL BE MADE ON A CONTINUOUS AND ONGOING BASIS FOR A PERIOD THAT MAY BE IN EXCESS OF THIRTY (30) DAYS OF THE INITIAL QUALIFICATION DATE; (3) THE OFFERING WILL BE IN AN AMOUNT THAT, AT THE TIME THE OFFERING CIRCULAR IS QUALIFIED, IS REASONABLY EXPECTED TO BE OFFERED AND SOLD WITHIN TWO (2) YEARS FROM THE INITIAL QUALIFICATION DATE; AND (4) THE SECURITIES MAY BE OFFERED AND SOLD ONLY IF NOT MORE THAN THREE (3) YEARS HAVE ELAPSED SINCE THE INITIAL QUALIFICATION DATE OF THE OFFERING, UNLESS A NEW OFFERING CIRCULAR IS SUBMITTED AND FILED BY THE COMPANY PURSUANT TO RULE 251(D)(3)(I)((F) WITH THE SEC COVERING THE REMAINING SECURITIES OFFERED UNDER THE PREVIOUS OFFERING; THEN THE SECURITIES MAY CONTINUE TO BE OFFERED AND SOLD UNTIL THE EARLIER OF THE QUALIFICATION DATE OF THE NEW OFFERING CIRCULAR OR THE ONE HUNDRED EIGHTY (180) CALENDAR DAYS AFTER THE THIRD ANNIVERSARY OF THE INITIAL QUALIFICATION DATE OF THE PRIOR OFFERING CIRCULAR.

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PROSPECTUS SUMMARY

This summary contains basic information about us and the Offering. Because it is a summary, it does not contain all the information that you should consider before investing. You should read the entire Prospectus carefully, including the risk factors and our financial statements and the related notes to those statements included in this prospectus. Except as otherwise required by the context, references in this prospectus to “we,” “our,” “us,” “The Company,” and “PFG Fund V,” refer to PFG Fund V, LLC

Some of our material risk factors include:

●	There are certain risks related to COVID-19 in the lending market; another global shutdown could lead to losses in the lending market, including our own.
●	If we cannot generate sufficient revenue and cease operations, you may lose your entire investment.
●	We are highly dependent on our officers and directors.
●	Investment in secured real estate lending is speculative and we will be highly dependent on the performance of the real estate market.
●	Hard money lending of the type which we propose to engage in are higher risk than general real investment loans because these loans are based less on the creditworthiness of the borrower and more on the underlying collateral securing the loan. As such, hard money loans are subject to higher risks of default, which may affect our ability to make the payment obligations under the Notes.
●	An Investor may request early redemption of its Note after 1-month, which may be granted by the Company based on availability of funds. An Investor may request redemption of its Note with 90 days notice without penalty subject to availability of cash on hand.

The Notes will be issued in the minimum amount of $25,000, but may be less or greater than $25,000 at the discretion of the Manager. The features of the Notes are as follows:

●	The term of Notes is 60 months from the date of issuance.
●	Fixed interest rate of 8% per annum, payable monthly.
●	Early redemption request available after 1 month, without any penalty, subject to 90 days’ notice. The Company will accept such early redemption request subject to cash availability and business operations.
●	Prior to maturity, the Noteholder must deliver a 90-day notice, or it will be subject to automatic renewal.
●	The Company may call the Note prior to maturity in whole or in part, at any time or from time to time.

The Company will typically issue Notes on the same or next day, after deposit by the Company of the subscriber’s payment check or receipt of a wire transfer and the check or wire transfer is collected by the Company’s bank. See “SUMMARY OF NOTES” below. Interest shall be calculated on the basis of a 365-day year..

Investor may request early redemption of its Note at any time after the initial 1-month term by giving the Company at least 90 days prior written notice. The Company, subject to available funds, may return the funds to the Investor upon expiration of the 90-day notice period. An Investor may request redemption of its Note with 90 days’ notice without penalty subject to availability of cash on hand. The Company cash position and the availability of cash to return to investors is based on monies that are currently in a liquid account. The Company’s business is to make loans which are not liquid assets. If the Company’s money is in loans and there is not enough funds in a liquid account, the Company would need to wait until the funds became available either from interest it collects on loans or one or more of its loans paying off in full. If the Company does not have available funds to honor Investor’s redemption request upon expiration of the 90-day period, the Company will honor the redemption request and return the Investor’s funds as soon as cash becomes available to the Company. Such redemption will occur at a first-come, first-served basis.

The Company is offering the Notes directly to investors through its own employees on an ongoing and continuous basis. The Notes will be issued at their principal face value, without a discount, and are not being sold through commissioned sales agents or underwriters. See “PLAN OF DISTRIBUTION” below.

	Price to Public	Underwriting Discount and Commissions		Proceeds to Issuer or Other Persons
Per Note	$25,000	0	%*	$25,000
Total	$50,000,000	$0		50,000,000
Total Minimum	No minimum	$0		No minimum
Total Maximum	$50,000,000	$0		$50,000,000

_____________

*Although the Issuer does not currently have any agreement in place to sell the Notes through a licensed broker, the Issuer may consider engaging the services of a broker in the future.

Offering expenses to be borne by the Manager without consideration are estimated at approximately $17,500. These will be paid solely by the Manager and will not be passed down to the Company.

There will be no public market for the Notes. The Notes will not be transferable without the prior written consent of the Company. The Company’s consent will be withheld for reasons considered appropriate by the Company. These reasons may include the Company’s determination that such transfer might result in a violation of any state, Federal, or other applicable securities law. The Company reserves the right to withdraw or terminate the offering hereby at any time and may reject any offer to purchase Notes in whole or in part.

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Offering Statement has been qualified.

EXEMPTIONS UNDER JUMPSTART OUR BUSINESS STARTUPS ACT

We are an emerging growth company. An emerging growth company is one that had total annual gross revenues of less than $1,070,000,000 (as such amount is indexed for inflation every 5 years by the Commission to reflect the change in the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics, setting the threshold to the nearest 1,000,000) during its most recently completed fiscal year. We would lose our emerging growth status if we were to exceed $1,070,000,000 in gross revenues. We are not sure this will ever take place.

Because we are an emerging growth company, we have the exemption from Section 404(b) of Sarbanes-Oxley Act of 2002 and Section 14A(a) and (b) of the Securities Exchange Act of 1934. Under Section 404(b), we are now exempt from the internal control assessment required by subsection (a) that requires each independent auditor that prepares or issues the audit report for the issuer shall attest to, and report on, the assessment made by the management of the issuer. We are also not required to receive a separate resolution regarding either executive compensation or for any golden parachutes for our executives so long as we continue to operate as an emerging growth company.

We hereby elect to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1).

We will lose our status as an emerging growth company in the following circumstances:

●	The end of the fiscal year in which our annual revenues exceed $1 billion.
●	The end of the fiscal year in which the fifth anniversary of our IPO occurred.
●	The date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt.
●	The date on which we qualify as a large accelerated filer.

RISK FACTORS

Investors in PFG Fund V should be particularly aware of the inherent risks associated with our business. As of the date of this filing our management is aware of the following material risks.

General Risks Related to Our Business

The ongoing COVID-19 pandemic and measures intended to prevent its spread could have a material adverse effect on our business, results of operations, cash flows and financial condition.

In December 2019, COVID-19 was first reported in Wuhan, China, and on March 11, 2020, the World Health Organization declared COVID-19 a pandemic. The outbreak has reached more than 160 countries and has led governments and other authorities around the world, including federal, state and local authorities in the United States, to impose measures intended to control its spread, including restrictions on freedom of movement and business operations such as travel bans, border closings, business closures, quarantines and shelter-in-place orders.

The impact of the COVID-19 pandemic and measures to prevent its spread could negatively impact our businesses in a number of ways. For example, if our borrowers find that such closings or lack of tenant payments effect their business, they may, in turn, elect to stop making payments on their loans. Further, if investors realize economic hardships due to the global pandemic, we may find it difficult to raise funds necessary to continue operations.

We are significantly dependent on Kevin Amolsch. The loss or unavailability of his services would have an adverse effect on our business, operations and prospects in that we may not be able to obtain new management under the same financial arrangements, which could result in a loss of your investment.

Our business plan is significantly dependent upon the abilities and continued participation of Kevin Amolsch. It would be difficult to replace Mr. Amolsch at such an early stage of development of PFG Fund V. The loss by or unavailability of Mr. Amolsch’s services would have an adverse effect on our business, operations and prospects, in that our inability to replace Mr. Amolsch could result in the loss of one’s investment. There can be no assurance that we would be able to locate or employ personnel to replace Mr. Amolsch, should his services be discontinued. In the event that we are unable to locate or employ personnel to replace Mr. Amolsch, we would be required to cease pursuing our business opportunity, which could result in a loss of your investment.

 Our financial statements have been prepared assuming a going concern qualification by our auditors.

Our independent registered public accounting firm in their report on the Company’s 2020 financial statements expressed substantial doubt about our ability to continue as a going concern since we have not generated revenues and will not generate any revenues unless we are able to raise capital from this or other offerings. Our ability to continue as a going concern is dependent upon our ability to obtain additional financing, commence operations, executed our business plan, and generate revenues greater than expenses.

You may not have the opportunity to evaluate our investments before we make them, which makes your investment more speculative.

You will be unable to evaluate the economic merit of our investments before we invest in them and will be entirely relying on the ability of Pine Financial Group, Inc., our Manager, to select our investments. Furthermore, our Manager will have broad discretion in implementing policies regarding tenant or mortgagor creditworthiness, and you will not have the opportunity to evaluate potential tenants, managers or borrowers. These factors increase the risk that your investment may not generate returns comparable to our competitors.

Our Manager will have complete control over the Company and will therefore make all decisions of which Noteholders will have no control.

Pine Financial Group, Inc., our Manager, shall make certain decisions without input by the Noteholders. Such decisions may pertain to employment decisions, including our Manager’s compensation arrangements, the appointment of other officers and managers, and whether to enter into material transactions with related parties.

Once the Notes are sold, the Company will have substantial indebtedness.

The substantial indebtedness of the Company could adversely affect its financial position and prevent it from fulfilling its obligations under the Notes. After this Offering, the Company will have a significant amount of indebtedness. The Company’s substantial indebtedness could have important consequences to any investor in the Notes. For example, it could:

●	limit the Company’s ability to borrow additional funds or obtain additional financing in the future;
●	limit the Company’s ability to provide loans;
●	limit the Company’s flexibility to plan for and react to changes in its business and industry; and
●	impair the Company’s ability to withstand a general downturn in its business and place it at a disadvantage compared to its competitors that are less leveraged.

In addition, the Company’s high level of debt requires it to dedicate a substantial portion of its cash flow to pay principal and interest on its debt, which will reduce the funds available for working capital, capital expenditures, acquisitions and other general corporate purposes.

The Company may employ leverage, resulting in the Notes being subordinate to any debt incurred by the Company.

Any indebtedness incurred by the Company (e.g. through a credit line, borrowing from a financer, etc.) may expose the Noteholders to substantially greater risk. Any debt incurred by the Company will be senior to the Noteholders and will have priority of payment. If there are no sufficient cash flows generated from the operations of the Company and the Company has to pay Noteholders, it may affect the Company’s ability to make payment to Noteholders. In addition, leverage may involve restrictive covenants, interest obligations and other risks that are customary to organizations that employ leverage in financing their investments.

Financial failures of borrowers or the Company will hinder payments on the Notes.

An investment in the Notes, as in any type of security, involves insolvency and bankruptcy considerations that investors should carefully consider. If the Company becomes a debtor subject to insolvency proceedings under the bankruptcy code, it is likely to result in delays in the payment of the Notes and may delay enforcement remedies under the Notes. Provisions under the bankruptcy code or general principal of equity that could result in the impairment of an investor’s rights include the automatic stay, avoidance of preferential transfers by a trustee or debtor-in-possession, substantive consolidation, limitations of the ability to collect unmatured interest or attorneys’ fees and forced restructuring of the Notes.

The Notes may be recharacterized in the event the Company becomes insolvent which will lead to a loss for Noteholders/Investors.

Under any applicable law, the Notes have the risk of being recharacterized as equity interests in the Company, and the Investors thus being treated as owners of equity interests in the Company. In which case, in the case of insolvency or liquidation, the Investors, as owners of equity interests in the Company, may be treated as general creditors with last priority for purposes of liquidating distributions made in connection with insolvency.

The Company’s Manager, Pine Financial Group, Inc. and its CEO, Kevin Amolsch, have multiple conflicts of interest.

Kevin Amolsch, CEO of the Manager, is a principal of other entities and, as such, he may have a conflict of interest between his responsibility to manage the business to business loans of the Company for the benefit of the Investors and providing himself with a return on his investment in the Company. Pine Financial Group, Inc. is the manager to four other hard money funds. Pine Investments, LLC (“Pine Investments”) makes the type of loans contemplated by PFG Fund V in connection with this Offering. Pine Investments makes loans in both Colorado and Minnesota. The securities offered through Pine Investments are equity securities, with all profits payable to the members. Pine Financial Group, Inc does not currently taking a management fee in connection with its management duties with Pine Investments. The other funds managed by Pine Financial include PFG Fund IV, LLC, PFG Fund III, LLC and PFG Fund II, LLC. It makes loans similar to Pine Investments. Kevin Amolsch owns an LLC through which rental properties are held. That LLC, Advantage Homes, LLC, currently owns or controls 14 properties totaling 16 rental units.

Our CEO, Kevin Amolsch, will not devote his full working hours to the Company.

Mr. Amolsch will be free to manage and advise accounts other than the Company’s account, and may establish, operate, or provide services to, investment vehicles similar to the Company. While Mr. Amolsch will provide the Company with such time, care and attention as he reasonably believes is necessary for the successful operation of the Company, he will be under no obligation to spend any particular amount of time, care or attention on the business or operations of the Company.

Mr. Amolsch is active in other business endeavors. Accordingly, he will not devote his full attention to the operations of the Company, but will give such time as is reasonably necessary for the management of the affairs of the Company. Mr. Amolsch and any officers, managers, members, and employees of such persons may engage in transactions or investments, or cause or advise other customers to engage in transactions which may differ from, or be identical to, the transactions engaged in by the Company.

 The Company may suffer from a lack of capitalization.

Mr. Amolsch has made a nominal equity investment of $5,000 in the Company. Should the Company default on any of the payments due under the Notes; the Company will possess minimal equity capital and minimal assets in excess of the Investors’ investments. Furthermore, if the Notes are recharacterized as equity interests in the Company by judicial determination or other governmental determination, in the case of insolvency or liquidation, the Investors, as owners of equity interests in the Company, may be treated as general creditors with last priority for purposes of liquidating distributions made in connection with insolvency. With nominal capitalization, any liquidating distribution will be inadequate to return the Investors’ principal of their investments.

We may lack diversification due to limited to proceeds from Offering.

Our diversification will be limited by the number of Notes sold and by future income from operations. Thus, most or even all of our available funds may be invested in a limited number of specific income producing loans.

The notes are unsecured and we do not have an indenture agreement with any appropriate indentured trustee.

The Notes are unsecured obligations of the Company. In addition, the Notes are not subject to an indenture agreement and subsequently, the interests of potential investors will not be protected by an independent trustee.

Our Manager is entitled to 100% of the distributable cash of the Company on a monthly basis.

Our Manager is entitled to 100% of the distributable cash of the Company. The Manager may be paid this monthly. Since all of our distributable cash, with the exception of a minimal amount of retained earnings, will be distributed to our Manager, we may not have enough cash to redeem Notes upon request. Although our Notes are to be redeemed within 60 months, Noteholders do have a right to request redemption any time after 1-month. There is no sinking provision to honor such redemption requests and no guarantee, since we lack liquidity, that redemption requests will be honored.

The real estate lending business is highly competitive.

The real estate lending business is highly competitive. Due to the nature of real estate lending, our profitability resulting from that aspect of our business will depend to a large degree upon the future availability of secured loans. We will compete with investors unrelated to us, institutional lenders and others engaged in the real estate lending business, some of whom have greater financial resources and experience than we do. Because real estate lending is a highly competitive business and institutional or other lenders may have other advantages over us in conducting their business and providing services to potential borrowers.

Consumer and spending preferences may fluctuate

Our operating results may fluctuate significantly from time to time as a result of a variety of factors, including competitive investment structures, foreclosures, regional unemployment, interest rates, decrease in conventional lending, and general economic conditions. There is no assurance that our services will be successful in marketing or that the revenue will be significant.

We may be subject to litigation risks from borrowers

We will act in good faith and use reasonable judgment in selecting borrowers in its lending and real estate activities. However, as a lender, we are exposed to risks of litigation by borrower for any warranted or unwarranted allegations regarding the term of the loans or actions or representations that we make in making, managing, or foreclosing on subject properties. It is impossible to foresee the allegations borrowers will bring against us, but we will use our best efforts to avoid litigation. If we are required to incur legal fees and costs, it may adversely impact on having the ability to make payment on the Notes.

Borrower may default on its loans.

If borrowers default under the loan, we may have to undergo foreclosure and/or modify the loan with borrower to re-form such loan. In such instance, we may be unable to collect payment and unable to service the Notes.

We may be unable to comply with various regulations laid forth in various states.

Our business is subject to multiple laws including regulations applicable to note servicers. The lending industry is heavily regulated by laws governing lending practices at the federal, state, and local levels. In addition, proposals for further regulation of the financial services industry are continually being introduced. Failure to comply with these laws could lead to loss of the property, legal fees, and other unexpected costs that could adversely affect investments. These laws and regulations to which we are subject include those pertaining to:

●	real estate settlement procedures;
●	fair lending;
●	compliance with federal and state disclosure requirements;
●	debt collection;
●	the establishment of maximum interest rates, finance charges, and other charges;
●	secured transactions and foreclosure proceedings; and

private regulations providing for the use and safeguarding of non-public personal financial information of borrowers

Properties and/or loans may not be able to sell at its anticipated value.

Some properties and/or loans may not sell for the anticipated value. This may result in loss of principal and/or interest payment for the Noteholders.

There are unique risks associated with rehabilitation and construction loans

Rehabilitation loans involve particular risks, involving, among other things, the timeliness of the project’s completion, the integrity of appraisal values, whether or not the completed property can be sold for the amount anticipated, and the length of the ultimate sale process.

If rehabilitation work is not completed (due to contractor abandonment, unsatisfactory work performance, or various other factors) and all the loan funds have already been expended, then, in the event of a default, we may have to invest significant additional funds to complete rehabilitation work. Any such investment would be recuperated by us. If the value of an uncompleted property is materially less than the amount of the loan, even if the work were completed, then, upon a default, we might need to invest additional funds in order to recoup all or a portion of the investment. Default risks also exist when it takes a borrower longer than anticipated either to construct or resell the property, or if the borrower does not receive sufficient proceeds from the sale to repay the corresponding loan in full.

Participation in other loans may result in loss of control of the loans.

We may be participating in loans with other lenders. When participating in loans with other lenders, we may not have control over the determination of when and how to enforce a default. Depending on the terms of any participation agreement with the other lenders, other lenders may have varying amounts of input into such a decision-making process, including the ultimate decision-making power on if and when to enforce a default. If we participate with a lender an affiliate, it is possible that we would not be the lead lender.

We may be subject to diversification risks of our loan portfolio

We may participate in a limited number of loans and our lending activities may not be widely diversified. As a consequence, our aggregate return may be substantially adversely affected by the unfavorable performance of even a single investment. Our ability to diversify the risks of making investments will depend upon a variety of factors, including the size, characteristics, type and class of the investments being made, and with regard to short-term loans, the number and quality of borrowers in need of financing. We may not be able to make investments that would provide a desired level of diversification.

There are unique risks associated with commercial real estate market.

We may originate, purchase, make, or otherwise fund loans secured by commercial real properties. Concentration in commercial real property entails risks that are specific to the industry. For example, we may experience fluctuations in occupancy rates, rent schedules, and operating expenses, among other factors, which can adversely affect operating results of the commercial real property and the borrower’s ability to make payments on the loans. Operating performance will also depend on adverse changes in local population trends, market conditions, neighborhood values, national, regional or local economic and social conditions, federal, state or local regulations, controls or fiscal policies, including those affecting rents, prices of goods, fuel and energy consumption, environmental restrictions, real estate taxes, zoning and other factors affecting real property. Additionally, there may be a need for capital improvements and repairs, accounting for inflation, financial condition and profitability of tenants, uninsured losses, acts of nature such as floods and earthquakes, and other risks. Some or all of these factors may also affect the financial condition of borrower’s on loans secured by commercial real property and thus their ability to make payments on these loans.

In addition, in the event a borrower defaults on a loan and lacks sufficient assets to satisfy our loan, we may suffer a loss of principal or interest. In the event a borrower declares bankruptcy, we may not have full recourse to the assets of the borrower, or the assets of the borrower may not be sufficient to satisfy the loan. If a borrower defaults on our loan or on debt senior to our loan, or in the event of a borrower bankruptcy, our loan will be satisfied only after the senior debt is paid in full. Where debt senior to our loan exists, the presence of intercreditor arrangements may limit our ability to amend our loan documents, assign our loans, accept prepayments, exercise our remedies (through “standstill periods”), and control decisions made in bankruptcy proceedings relating to borrowers.

There are risks associated when selling loans, including buy-back clauses.

We may participate in the sale of loans with affiliates or third-parties, including institutions. In certain sales contracts there may be a buy-back clause which may be enforced by the purchaser of the loans, in the event that we breach a representation or warranty contained in such sale agreement. In that instance, we may be forced to repurchase one or more loans sold to the purchaser. The br each of a representation or warranty by our ability to originate new loans, collect fees, and strip interest income which we use to fund its operations and interest payment to the Noteholders.

We may not hold all required licenses.

We believe that we have either obtained the licenses necessary for (or are exempted from) participating lawfully in the business of busines-purpose lending in each state in which we plan to make loans prior to commencing operations. This means that we may believe that our practice in a particular state are compliant with our current regime, it is possible that the regime may come under question from such state(s) or other regulatory authorities. We intend to monitor such regulatory activity closely, but we may fail to correctly or adequately anticipate regulatory actions in this developing arena.

Each state have their state usury laws.

Depending on the state, loans arranged by or through a mortgage lending licensee are generally exempt from the otherwise applicable state’s usury limitation. Should this exemption be repealed, we may no longer be able to originate loans in excess of the usury limit, potentially reducing its return on investment or forcing it to limit its lending or investing activities. In addition, some states have maximum interest rates that may be charged on a loan by a lender. If we were to exceed the maximum interest rate allowed by law in any of those states, it could become subject to penalties and fees, thus potentially reducing our return on its investment on a loan, or forcing us to limit its lending or investing activities.

There are general risks associated with real estate ownership

There is no assurance that our owned properties will be profitable or that cash from operations will be available for payment to Noteholders. Because real estate, like many other types of long-term investments, historically has experienced significant fluctuations and cycles in value, specific market conditions may result in occasional or permanent reductions in the value of property interests. The marketability and value of our properties will depend upon many factors beyond our control, including, without limitation:

●	changes in general or local economic conditions;
●	changes in supply or demand for competing properties in a geographical area (e.g., as a result of over-building);
●	changes in interest rates;
●	the promulgation and enforcement of governmental regulations relating to land use and zoning restrictions, environmental protection, and occupational safety;
●	condemnation and other taking of property by the government;
●	unavailability of mortgage funds that may increase borrowing costs and/or render the sale of a property difficult;
●	unexpected environmental conditions;
●	the financial condition of tenants, ground lessees, ground lessors, buyers, and sellers of properties;
●	changes in real estate taxes and any other operating expenses;
●	energy and supply shortages and resulting increases in operating costs or the costs of materials and construction;
●	various uninsured, underinsured, or uninsurable risks (such as losses from terrorist acts), including risks for which insurance is unavailable at reasonable rates or with reasonable deductibles; and
●	imposition of rent controls.

There are risks associated with underdeveloped properties

We may invest primarily in existing properties that require varying degrees of development. In addition, some properties may be under construction or under contract to be developed or redeveloped. Properties that involve development or redevelopment will be subject to the general real estate risks described above, and will also be subject to additional risks, such as unanticipated delays or excess costs due to factors beyond our control. These factors may include (without limitation):

●	strikes;
●	adverse weather;
●	earthquakes and other “force majeure” events;
●	changes in building plans and specifications;
●	zoning, entitlement, and regulatory concerns, including changes in laws, regulations, elected officials, and government staff;
●	material and labor shortages;
●	increases in the costs of labor and materials;
●	changes in construction plans and specifications;
●	rising energy costs;
●	delays caused by the foregoing (which could result in unanticipated inflation, the expiration of permits, unforeseen changes in laws, regulations, elected officials and government staff, and losses due to market timing of any sale that is delayed); and
●	delays in completing any development or renovation project will cause corresponding delays in the receipt of operating income and, consequently, the distribution of any cash flow by the Company with respect to such property.

Contaminated Properties may adversely affect us

We presently do not intend to originate and/otherwise invest in loans secured by properties with known environmental conditions. Notwithstanding the foregoing, in the event a property is found to have environmental conditions and/or is contaminated after we have acquired and/or originated such loan, we may be required to take steps to complete the remediation of such property (or properties), in order to be able to sell the property to a third-party. We would plan to use contractors, service providers, and/or Affiliates to help us in evaluating, servicing, and managing issues associated with contaminated properties, who will be covered under their own insurance policies. However, costs related to remediating such properties will likely negatively impact our business operations, as unanticipated costs may arise.

In addition, if toxic environmental contamination is discovered to exist on a property underlying a corresponding loan, it might affect the borrower’s ability to repay the corresponding loan, and we could suffer from a devaluation of the loan security. To the extent that we are forced to foreclose and/or operate such a property, potential additional liabilities include reporting requirements, remediation costs, fines, penalties, and damages, all of which would adversely affect the likelihood that Noteholders would receive a return of capital on their Notes.

Of particular concern may be those properties that are, or have been, the site of manufacturing, industrial, or disposal activity. These environmental risks may give rise to a diminution in value of the security property or liability for clean-up costs or other remedial actions. This liability could exceed the value of the real property or the principal balance of the related mortgage loan. For this reason, we may choose not to foreclose on contaminated property rather than risk incurring liability for remedial actions.

Under the laws of certain states, an owner’s failure to perform remedial actions required under environmental laws may give rise to a lien on mortgaged property to ensure the reimbursement of remedial costs. In some states this lien has priority over the lien of an existing mortgage against the real property. Because the costs of remedial action could be substantial, the value of a mortgaged property as collateral for a mortgage loan could be adversely affected by the existence of an environmental condition giving rise to a lien.

The state of the law is currently unclear as to whether, and under what circumstances clean-up costs, or the obligation to take remedial actions, can be imposed on a secured lender. If a lender does become liable for cleanup costs, it may bring an action for contribution against the current owners or operators, the owners or operators at the time of on-site disposal activity, or any other party who contributed to the environmental hazard, but these persons or entities may be bankrupt or otherwise judgment-proof. Furthermore, an action against the borrower may be adversely affected by the limitations on recourse in the loan documents, pursuant to state law.

Compliance with the Americans with Disabilities Act and Other Changes in Governmental Rules and Regulations

Under the Americans with Disabilities Act of 1990 (“ADA”), all public properties are required to meet certain federal requirements related to access and use by disabled persons. Properties acquired by us may not be in compliance with the ADA. If a property is not in compliance with the ADA, then we may be required to make modifications to such property to bring it into compliance, or face the possibility of imposition, or an award, of damages to private litigants. In addition, changes in governmental rules and regulations or enforcement policies affecting the use or operation of the properties, including changes to building, fire, and life-safety codes, may occur, which could have adverse consequences to the Noteholders.

Dodd-Frank Wall Street Reform and Consumer Protection Act (amending the Federal Truth in Lending, Real Estate Settlement Procedures, and Equal Credit Opportunity Acts)

Title X of the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”) created the Consumer Financial Protection Bureau (“CFPB”) and transferred regulatory and rulemaking authority for the federal laws regulating consumer mortgage lending to the CFPB. Title XIV of Dodd-Frank, the Mortgage Reform and Anti-Predatory Lending Act, provides for substantial amendments to the statutes and regulations which govern consumer-purpose loans secured by one to four residential properties.

Many of the final rules implementing the Dodd-Frank amendments took effect in January 2014. In part, the new rules require creditors to document and verify a consumer’s ability to repay the mortgage loan; require appraisals for all higher-cost and high cost loan transactions; restrict prepayment penalties on higher-cost loans and prohibit them on high-cost loans; require creditors to establish escrow accounts for all higher-cost and high-cost loan transactions; and require creditors to obtain written certification that a consumer has received homeownership counseling prior to closing a high-cost mortgage loan. Failure to comply with the new rules implemented in Regulation Z may subject us to, among other things, rescission of the loan and a loss of all finance charges and fees paid by the consumer.

Risks Related to Tenancy and Leaseholds

We may own and hold commercial real properties as a result of the Company’s lending activities, including REOs. Although we intend to divest these properties as soon as practicable, that may not always be the case, and we may have to manage the property and lease to tenants until sold. In such instances, there are risks associated with certain aspects of leases, including, without limitation:

●	Tenancy bankruptcy;
●	Cost of unlawful detainer and lessor remedies, including, breach of lease agreement covenants;
●	Risks of noncompliant eviction;
●	Contest of leases related to businesses and/or franchisees;
●	Unintended consequences of remedies provided under the lease agreements, including, borrower defaults; and
●	Occupancy risks, such that the real property may fail to stabilize and/or generate income.

All of the above risks will hinder the interest payment on the Notes.

Borrower fraud will substantially and adversely affect our business operations

Borrowers and property developers supply a variety of information regarding the current rental income, property valuations, market data, and other information. We attempt to verify much of the information provided, but as a practical matter, cannot verify all of it, which may result in the information being incomplete, inaccurate, or intentionally false. Borrowers and developers may also misrepresent their intentions for the use of investment proceeds. We may not verify any statements by applicants as to how proceeds are to be used. If a borrower or developer supplies false, misleading, or inaccurate information, Noteholders may lose all or a portion of the investment in the loans.

When we finance a loan, its primary assurances that the financing proceeds will be properly spent by the borrower or developer are the contractual covenants agreed to by the borrower or developer, along with their business history and reputation. Should the proceeds of a financing be diverted improperly, the borrower or developer might become insolvent, which could cause the Noteholders to lose their entire investment.

Risks Related to the Notes and Real Estate Business in General

The profitability of lending activities is uncertain.

Because the majority of loans we intend to issue are hard money loans, we will be subject to a higher degree of risk than if we provided traditional loans. Hard money loans are subject to higher risks of default. A hard money loan is made based more on the collateral (i.e., property) to secure the loan than on the credit worthiness of the borrower. Instead of evaluating a loan’s risk based on a borrower’s financial position, we will look more to the asset backing the loan. As a result, traditional hard money borrowers may not qualify for traditional loans and have to turn to hard money lenders for funding. By their nature, these borrowers are at higher risk of default. As a result, we may be subject to a higher risk of default, which will result in costs of foreclosure to recoup the principal of the loan. If we have difficulty foreclosing on the property securing the loan or if we are caught in a down market and are unable to resell the property at a sufficient price to recoup the principal of the loan, we will experience a loss on the subject loan, which will affect our ability meet our payment obligations on the Notes.

There is a risk of default on any of the loans we make.

We are lending to borrowers that are providing notes that are secured by real estate. Because real estate investments are relatively illiquid, our ability to vary our portfolio promptly in response to economic or other conditions will be limited. The foregoing and any other factor or event that would impede our ability to respond to adverse changes in the performance of our investments could have an adverse effect on our financial condition and results of operations. If we experience higher levels of defaults, delinquencies or losses from loans we issue than we anticipate, our profitability may be impaired. In the event that our portfolio of loans funded by the Proceeds of this Offering experience greater defaults, higher delinquencies or higher net losses than anticipated, our income could be negatively affected and our ability to distribute profits could be impaired.

This offering is a blind pool offering, and therefore, Investors will not have the opportunity to evaluate some of our investments before we make them, which makes investments more speculative.

We will seek to invest substantially all of the net offering proceeds from this Offering, after the payment of fees and expenses, in the acquisition of or investment in interests in assets. However, because, as of the date of this Offering, we have not identified the assets we expect to acquire and because our Investors will be unable to evaluate the economic merit of assets before we invest in them, they will have to rely on the ability of our Manager to select suitable and successful investment opportunities. These factors increase the risk that our Investors’ investment may not generate returns comparable to our competitors.

Should a tax deed sale occur on a property securing one of our loans, the lien securing the Company’s investment could be removed from the subject real estate.

In the event a tax deed sale occurs on the subject real estate, the Company’s interest in the subject real estate may be eliminated. The Company will mitigate this risk by monitoring delinquent tax deadlines and expending capital to resolve issues before they lead to a tax deed sale.

We may not maintain a sinking fund for the purposes of redemption at maturity.

We may not maintain a sinking fund for purposes of redemption, or otherwise. Accordingly, we may have inadequate cash from operations to redeem Notes as they mature.

The Company will reserve the right to prepay the Notes.

The Company reserves the right to make early repayment to any and all Investors before the maturity date set forth in the Notes without any additional payment or fee to the Investor. This means the Company has the right to hold the Investor’s money until the end of the maturity date set forth on the Notes or to make early repayment at its discretion without any penalty.

The Notes are arbitrarily valued.

The interest rates associated with each promissory note is arbitrarily assigned by the Company. It is not influenced by appraisals, licensed broker advice, legal counsel, and/or any other form of qualified evaluation.

The Notes are subject automatic renewal.

Unless the Noteholder elects to opt out of renewal by delivering a notice, the Notes will renew. In such event, the Noteholder will be subject to the same terms and conditions.

The underlying property which secures our interest on a particular hard money loan may be insufficient.

If we are forced to foreclose on a defaulted loan, the proceeds from the foreclosure of the underlying property securing the loan may be inadequate to cover the principal amount of the loan resulting in loss and our income could be negatively affected and our ability to distribute profits could be impaired.

We will be subject to the risks associated with interest rate fluctuations.

If interest rates rise above the average interest rate being earned by our loan portfolio or if interest rates rise such that the real estate market becomes depressed, your investment may be adversely affected. Real estate lending rates are subject to abrupt and substantial fluctuations. If prevailing interest rates rise above the average interest rate being earned by our loan portfolio, investors may wish to liquidate their investment in order to take advantage of higher returns available from other investments but may be unable to do so.

 The lending business is a highly regulated industry. If we do not comply with applicable regulations, we could be subject to fines or other regulatory actions.

Our failure to comply with all applicable state regulations governing the making of loans to borrowers in a particular state, including regulations concerning a lender’s advertising and marketing efforts, and the proper securitization or our loans could impact our ability to fund or enforce our loans in that state, which would have an adverse impact on our profitability. States may have differing regulations and rules that govern the activities of lenders who make loans to borrowers within that state. These regulations and rules may affect, among other things, the nature of advertising and other marketing efforts that a lender can engage in to solicit borrowers and the manner in which loans are closed and serviced. Our Managers will undertake efforts to comply with all applicable regulations and rules in each state that govern our lending activities in that state. If we fail to comply with all such regulations and rules in any particular state, it could impact our ability to fund or enforce our loans in that state, and thus adversely impact our yield.

We may be subjected to accounting and collecting errors.

If we experience problems with our accounting and collection systems, our ability to pay interest on the Notes may be impaired. Potential problems with our in-house loan accounting and collection systems could materially and adversely affect our collections and cash flows. Any significant failures or defects with our accounting and collection systems could adversely affect our results of operations, financial conditions and cash flows and our ability to distribute profits to the Members and Noteholders.

Risks Related to Our Corporate Structure

Investors will not receive the benefit of the regulations provided to real estate investment trusts or investment companies.

We are not a real estate investment trust and enjoy a broader range of permissible activities. Under the Investment Company Act of 1940, an “investment company” is defined as an issuer which is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting, or trading in securities; is engaged or proposes to engage in the business of issuing face-amount certificates of the installment type, or has been engaged in such business and has any such certificate outstanding; or is engaged or proposes to engage in the business of investing, reinvesting, owning, holding, or trading in securities, and owns or proposes to acquire investment securities having a value exceeding 40 per centum of the value of such issuer’s total assets (exclusive of Government securities and cash items) on an unconsolidated basis.

We intend to operate in such manner as not to be classified as an “investment company” within the meaning of the Investment Company Act of 1940 as we intend on primarily holding real estate. The management and the investment practices and policies of ours are not supervised or regulated by any federal or state authority. As a result, investors will be exposed to certain risks that would not be present if we were subjected to a more restrictive regulatory situation.

If we are deemed to be an investment company, we may be required to institute burdensome compliance requirements and our activities may be restricted

If we are ever deemed to be an investment company under the Investment Company Act of 1940, we may be subject to certain restrictions including:

•	restrictions on the nature of our investments; and
•	restrictions on the issuance of securities.

In addition, we may have imposed upon us certain burdensome requirements, including:

•	registration as an investment company;
•	adoption of a specific form of corporate structure; and
•	reporting, record keeping, voting, proxy, compliance policies and procedures and disclosure requirements and other rules and regulations.

The exemption from the Investment Company Act of 1940 may restrict our operating flexibility. Failure to maintain this exemption may adversely affect our profitability.

We do not believe that at any time we will be deemed an “investment company” under the Investment Company Act of 1940 as we do not intend on trading or selling securities. Rather, we intend to hold and manage real estate. However, if at any time we may be deemed an “investment company,” we believe we will be afforded an exemption under Section 3(c)(5)(C) of the Investment Company Act of 1940, as amended (referred to in this Offering as the “1940 Act”). Section 3(c)(5)(C) of the 1940 Act excludes from regulation as an “investment company” any entity that is primarily engaged in the business of purchasing or otherwise acquiring “mortgages and other liens on and interests in real estate”. To qualify for this exemption, we must ensure our asset composition meets certain criteria. Generally, 55% of our assets must consist of qualifying mortgages and other liens on and interests in real estate and the remaining 45% must consist of other qualifying real estate-type interests. Maintaining this exemption may adversely impact our ability to acquire or hold investments, to engage in future business activities that we believe could be profitable, or could require us to dispose of investments that we might prefer to retain. If we are required to register as an “investment company” under the 1940 Act, then the additional expenses and operational requirements associated with such registration may materially and adversely impact our financial condition and results of operations in future periods.

Insurance Risks

We may suffer losses that are not covered by insurance.

The geographic areas in which we lend may be at risk for damage to property due to certain weather-related and environmental events, including such things as severe thunderstorms, flooding, tornadoes, snowstorm, and sinkholes. To the extent possible, the Manager may but is not required to attempt to acquire insurance against fire or environmental hazards. However, such insurance may not be available in all areas, nor are all hazards insurable as some may be deemed acts of God or be subject to other policy exclusions.

The Manager expects to obtain a lender’s title insurance policy and will require that owners of property securing its loans maintain hazard insurance naming the Company as the beneficiary. All decisions relating to the type, quality and amount of insurance to be placed on property securing its loans will be made exclusively by the Manager. Certain types of losses that may impact the security for the loans could be of a catastrophic nature (due to such things as ice storms, tornadoes, wind damage, hurricanes, earthquakes, landslides, sinkholes, and floods), some of which may be uninsurable, not fully insured or not economically insurable. This may result in insurance coverage that, in the event of a substantial loss, would not be sufficient to pay the full prevailing market value or prevailing replacement cost of the underlying property. Inflation, changes in building codes and ordinances, environmental considerations, and other factors also might make it unfeasible to use insurance proceeds to replace the underlying property once it has been damaged or destroyed. Under such circumstances, the insurance proceeds received might not be adequate to restore the property, leaving the Company without security for its loans.

Furthermore, an insurance company may deny coverage for certain claims, and/or determine that the value of the claim is less than the cost to restore the property, and a lawsuit could have to be initiated to force them to provide coverage, resulting in further losses in income to the Company. Additionally, properties securing the loans may now contain or come to contain mold, which may not be covered by insurance and has been linked to health issues.

Further, when a borrower defaults on a loan, it is likely they will allow their hazard insurance to lapse. The Manager will attempt to obtain its own insurance policies on such properties, to the extent such lender’s policies are available, but it is possible that some of the properties securing the loan may be uninsured for a period of time or uninsurable. If damage occurred during a time when a property was uninsured, the Company may suffer a loss of its security for a loan.

Risks Related to Taxes

Tax consequences will vary from investor to investor. Individual Noteholders are encouraged to consult a tax professional prior to investing.

There are risks associated with the tax aspects of an investment in the Company that are complex and will not be the same for all prospective investors. Each prospective investor is advised to consult its own tax advisors before investing in the Company.

The Officers believe that the Company’s debt should be classified as a bond purchase, and to that end the Officers fully expect that the interest payments will be considered ordinary income and subject to the progressive tax system and tax rate that applies to the Investor.

Potential investors should also be aware that the Company is not a so-called “tax shelter” investment intended to generate net losses that could be used to offset income from other sources. It is, therefore, expected that the cash distributions to investors generated from the Company’s activities will not be classified by the IRS as “passive” income, notwithstanding the general rule that income derived by an Investor is passive in nature. As a result, it is expected that an Investor will not be able to use passive losses from other sources to offset Company interest payments.

Federal and state tax laws are changing continuously as a result of new legislation, new regulations, and new administrative and judicial pronouncements. These changes may affect the Company and its Investors. All tax matters affecting the Company and, through it, its Investors, are and will be subject to such change. Potential Investors should discuss the particular tax implications for them of any investment in the Company with their tax advisors. See “TAX TREATMENT OF COMPANY AND ITS SUBSIDIARIES.”

Unforeseen Circumstances

While we have enumerated certain material risk factors herein, it is impossible to know all risks which may arise in the future. In particular, Noteholders may be negatively affected by changes in any of the following: (i) laws, rules and regulations; (ii) regional, national and/or global economic or health factors and/or real estate trends; (iii) the capacity, circumstances and relationships of our partners; (iv) general changes in financial or capital markets, including (without limitations) changes in interest rates, investment demand, valuations or prevailing equity or bond market conditions; or (v) the presence, availability, or discontinuation of real estate and/or housing incentives.

We continuously encounter changes in its operating environment, and we may have fewer resources than many of its competitors to continue to adjust to those changes. Our operating environment is undergoing rapid changes, with frequent introductions of laws, regulations, competitors, market approaches, and economic impacts. Future success will depend, in part, upon the our ability to address the needs of its borrowers, sponsors, and clients by adapting to those changes and providing products and services that will satisfy the demands of their respective businesses and projects. Many of the competitors have substantially greater resources to adapt to those changes. We may not be able to effectively react to all of the changes in its operating environment or be successful in adapting its products, services, and approach.

THE FOREGOING LIST OF RISK FACTORS AND POTENTIAL CONFLICTS OF INTEREST REPRESENT A COMPLETE EXPLANATION OF THE MATERIAL RISKS AND OTHER FACTORS INVOLVED IN THIS OFFERING. POTENTIAL INVESTORS SHOULD READ THIS OFFERING STATEMENT IN ITS ENTIRETY BEFORE DECIDING TO INVEST IN THE COMPANY.

DETERMINATION OF OFFERING PRICE

Our Offering Price is arbitrary with no relation to value of the company. This Offering is a self-underwritten offering, which means that it does not involve the participation of an underwriter to market, distribute or sell the Notes offered under this offering.

If the maximum amount of Notes are sold under this Offering, the purchasers under this Offering will own 100% of the Notes outstanding.

If the minimum amount of Notes are sold under this Offering, the purchasers under this Offering will own 100% of the Notes outstanding.

The Manager believes that if the maximum amount of the Notes are sold under this Offering, the price per Note value will be $25,000 per Note for a total of $50,000,000.

PLAN OF DISTRIBUTION

PDF Fund V intends to offer its Notes on a continuous and ongoing basis pursuant to Rule 251(d)(3)(i)(f). The Offering will open upon qualification by the SEC.

The Notes are self-underwritten and are being offered and sold by PFG Fund V on a “best efforts” basis. No compensation will be paid to PFG Fund V, PFG Fund V’ Manager, or any affiliated company or party with respect to the sale of the Notes. This means that no compensation will be paid with respect to the sale of the Notes to Kevin Amolsch or his companies. We are relying on Rule 3a4-1 of the Securities Exchange Act of 1934, Associated Persons of an Issuer Deemed not to be Brokers. The applicable portions of the rule state that associated persons (including companies) of an issuer shall not be deemed brokers if they a) perform substantial duties at the end of the offering for the issuer; b) are not broker dealers; and c) do not participate in selling securities more than once every 12 months, except for any of the following activities: i) preparing written communication, but no oral solicitation; or ii) responding to inquiries provided that the content is contained in the applicable registration statement; or iii) performing clerical work in effecting any transaction. Neither PFG Fund V, its Manager, nor any affiliates conduct any activities that fall outside of Rule 3a4-1 and are therefore not brokers nor are they dealers.

PFG Fund V plans to primarily use Pine Financial Group, Inc.’s and Kevin Amolsch’s current network of real estate investors of which he already has a pre-existing relationship to solicit investments. PFG Fund V, subject to Rule 255 of the 33 Act and corresponding state regulations, is permitted to generally solicit investors by using advertising mediums, such as print, radio, TV, and the Internet. PFG Fund V plans to solicit investors using the Internet through a variety of existing internet advertising mechanisms, such as search based advertising, search engine optimization, and the Company website.

Please note that PFG Fund V will not communicate any information to prospective investors without providing access to the Offering. The Offering may be delivered through the website that is not yet developed, through email, or by hard paper copy.

However received or communicated, all of our communications will be Rule 255 compliant and not amount to a free writing prospectus. We will not orally solicit investors and no sales will be made prior to this offering statement being declared qualified and a final Offering is available. The screens within the PFG Fund V website will be PFG Fund V project specific, including the “Home,” “How PFG Fund V Works,” “Invest,” “Blog,” and “FAQ” pages. The policies, management, and contact sections will also be PFG Fund V specific.

Prior to the acceptance of any investment dollars or Subscription Agreements, PFG Fund V will determine which state the prospective investor resides. Investments will be processed on a first come, first served basis, up to the Offering Amount of $50,000,000.

The Offering Period will commence upon the Offering Statement being declared qualified.

PFG Fund V is a statutory underwriter and will be required to comply with all obligations imposed on statutory underwriters under the 33 Act. No sale will be made to a prospective investor if the aggregate purchase price payable is more than 10% of the greater of the prospective investor’s annual income or net worth. Different rules apply to accredited investors and non-natural persons.

Quarterly, the Manager will report to the Members and will supplement this Offering with material and/or fundamental changes to our operations. Upon request, we will also provide updated financial statements to all Note holders and prospective Note holders.

In compliance with Rule 253(e) of Regulation A, the Manager shall revise this Offering Statement during the course of the Offering whenever information herein has become false or misleading in light of existing circumstances, material developments have occurred, or there has been a fundamental change in the information initially presented. Such updates will not only correct such misleading information but shall also provide update financial statements and shall be filed as an exhibit to the Offering Statement and be requalified under Rule 252.

USE OF PROCEEDS

The net proceeds to us from the sale of up to $50,000,000 in Notes offered will vary depending upon the total number of Notes sold. Our Manager has agreed to bear the costs associated with this Offering and therefore, those costs are not reflected in this Use of Proceeds table. The table below shows the intended net proceeds from this offering, indicating scenarios where we sell various amounts of the Notes. There is no guarantee that we will be successful at selling any of the securities being offered in this Offering. Accordingly, the actual amount of proceeds we will raise in this offering, if any, may differ.

The offering scenarios presented below are for illustrative purposes only and the actual amounts of proceeds, if any, may differ.

	Minimum	10%	25%	50%	75%	100%
Gross Proceeds	$25,000	$5,000,000	$12,500,000	$25,000,000	$37,500,000	$50,000,000
Offering Expenses[1]	$-	$-	$-	$-	$-	$-
Selling Commissions & Fees[2]	$-	$-	$-	$-	$-	$-
Net Proceeds	$25,000	$5,000,000	$12,500,000	$25,000,000	$37,500,000	$50,000,000
Funding Real Estate Loans/Lending Activities[3]	$23,500	$4,970,000	$12,450,000	$24,875,000	$37,250,000	$49,700,000
Working Capital[4]	$500	$25,000	$25,000	$100,000	$200,000	$250,000
Legal and Accounting	$1,000	$5,000	$15,000	$25,000	$50,000	$50,000
Total Use of Proceeds	$25,000	$4,970,000	$12,450,000	$24,875,000	$37,250,000	$4,9700,000

(1)	These costs assume the costs related with completing this Form 1-A as well as those costs related to the services our legal costs at $17,500. These will be borne by the Manager and will not be passed to the Company. To date, the Manager’s contributions have been $5,000 and was used to purchase the LLC Interests of the Company. It is the intent of Manager to provide for these offering expenses in exchange for LLC Interests in the Company.

(2)	The Company does not intend on paying selling commissions or fees. In the event that the Company enters into an agreement with a licensed broker dealer, this Offering and Use of Proceeds table will be amended accordingly.

(3)	We plan to lend to borrowers in accordance with the business plan stated herein, with the proceeds from this Offering.

(4)	Costs for accounting and legal fees for the next 12 months.

The Use of Proceeds sets forth how we intend to use the funds under the various percentages of the related offering. All amounts listed are estimates.

As of the date of this Offering Circular, the Manager has paid for all of the expenses on behalf of the Company and the balance will be paid by the Manager regardless of the number of Notes sold. Our Offering expenses are comprised of legal and accounting expenses, SEC and EDGAR filing fees. Our Manager will not receive any compensation for their efforts in selling our Notes.

We will pay the offering expenses regardless of the amount of Notes we sell. We intend to use the proceeds of this offering in the manner and in order of priority set forth above. We do not intend to use the proceeds to acquire assets or finance the acquisition of other businesses. At present, no material changes are contemplated. Should there be any material changes in the projected use of proceeds in connection with this Offering, we will issue an amended Offering reflecting the new uses.

In all instances, after the qualification of this Form 1-A, the Company will need some amount of working capital to maintain its general existence and comply with its reporting obligations. In addition to changing allocations because of the amount of proceeds received, we may change the use of proceeds because of required changes in our business plan. Investors should understand that we have wide discretion over the use of proceeds. Therefore, management decisions may not be in line with the initial objectives of investors who will have little ability to influence these decisions.

SELECTED FINANCIAL DATA

The following summary financial data should be read in conjunction with “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION” and the Financial Statements and Notes thereto, included elsewhere in this Offering. The statement of operations and balance sheet data from inception through the period ended November 30, 2020 are derived from our audited financial statements.

At November 30, 2020

TOTAL ASSETS	$5,000

LIABILITIES AND MEMBERS’ EQUITY

TOTAL LIABILITIES	$0

TOTAL MEMBERS’ EQUITY	$5,000

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$5,000

Period Ended November 30, 2020

Revenues	$0

Expenses	$0

Net Income (Loss)	$(0)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

The following discussion and analysis should be read in conjunction with our financial statements and the notes thereto contained elsewhere in this filing.

Critical Accounting Policies

Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards that have different effective dates for public and private companies. We have elected to take advantage of this extended transition period, and thus, our financial statements may not be comparable to those of other reporting companies. Accordingly, until the date we are no longer an “emerging growth company” or affirmatively opt out of the exemption, upon the issuance of a new or revised accounting standard that applies to our financial statements and has a different effective date for public and private companies, we will disclose the date on which adoption is required for non-emerging growth companies and the date on which we will adopt the recently issued accounting standard.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

With the exception of historical matters, the matters discussed herein are forward-looking statements that involve risks and uncertainties. Forward-looking statements include, but are not limited to, statements concerning anticipated trends in revenues and net income, projections concerning operations and available cash flow. Our actual results could differ materially from the results discussed in such forward-looking statements. The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes thereto appearing elsewhere herein.

OVERVIEW

PFG Fund V, LLC is an emerging growth company which was formed on August 26, 2020. We intend on generating revenues in two ways: from quick turnaround assets and long-term hold investments.

We have no plans to change our business activities or to combine with another business, and we are not aware of any events or circumstances that might cause our plans to change. Neither management of the Company, nor the majority Member of the Company, have any plans or arrangements to enter into a change of control, business combination or similar transaction or to change management.

Results of Operations

We have not yet generated any revenues and have not commenced any revenue generating activity.

Assets

We currently have $5,000 in cash that is from our founder for start-up expenses included expenses related to this Offering. Since the proceeds from financing activities are intended to be invested in loans, we may keep very little cash on hand. It is to the advantage to the noteholders to lend as much of the Company capital as possible at all times.

Liabilities

We currently have no liabilities.

Liquidity and Capital Resources

As of November 30, 2020, the Company had $5,000 in cash and total liabilities of $0. The Company has not yet incurred any expenses. The Company will need additional cash in order to complete this Offering and to commence operations. The founder of the Company, Kevin Amolsch, intends to provide the capital necessary to complete this Offering as well as to commence lending activities. Such commitment is not in writing.

The Company hopes to raise $50,000,000 in this Offering. Upon the qualification of the Form 1-A, the Company plans to continue its investment strategy of loaning proceeds to real estate entrepreneurs.

Related Party Transactions

Since our formation, we have raised capital from a Principal of our Manager, Kevin Amolsch. The Manager has provided $5,000 in cash for Company expenses. In exchange, the Manager received 100% of the LLC Interests.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Employees

We do not have any employees. The management company, Pine Financial Group, Inc has three full time employees, three independent contractors and two offices. Our sole officers and director currently serve the Company for no compensation.

Our Manager is spending the time allocated to our business in handling the general business affairs of our Company such as accounting issues, working with our counsel in preparation of filing our Form 1-A, developing our business plan and researching investment opportunities. Upon effectiveness and successful raise, the principals of the Manager will devote additional working hours to PFG V.

INVESTMENT POLICIES OF COMPANY

In all types of investment, our policies may be changed by our Manager without a vote by any member or, in the case of this Offering, Noteholders.

We will seek out real estate entrepreneurs (borrowers) that are in need of capital for the real estate projects. We will lend Company capital to borrowers. Such borrowing will be evidence by a note and deed of trust or mortgage secured by real property.

We intend to evaluate each lending opportunity/investment in the following manner:

1.	Obtain current information on the owner/borrower of the property.
2.	Determine if the underlying property is in need of rehab and if so, to what extent.
3.	Evaluate the legal climate in the state which the property is located.

Further, potential investors should be advised:

a)	We have no intention of initiating personal loans to other persons.
b)	We have no intention of investing in the securities of other issuers for the purpose of exercising control.
c)	We have no intention to underwrite securities of other issuers.
d)	We do not intend to engage in the purchase and sale (or turnover) of investments that are not real estate related at some time in the future.
e)	We do not intend to offer our securities in exchange for property.
f)	We do not intend to acquire other securities of other funds.
g)	We intend to make annual or other reports to security holders including 1-Ks, 1-SAs, 1-Us, and exit reports on Form 1-Z as deemed necessary. Such reports will include the required financial statements.

We will update our Investors via 1-Us within a few business days, 1-SAs semi-annually, and other Member reports if there are any changes in our investment policy or our borrowing policies.

Leverage

The Company may borrow funds for purposes of making and purchasing loans and may assign all or a portion of its loan portfolio as security for such loan(s). The Company anticipates engaging in this type of transaction when the interest rate at which the Company can borrow funds is significantly less than the rate that can be earned by the Company when using those funds to make or acquire loans, giving the Company the opportunity to earn a profit as a “spread.” For purposes of illustration, these transactions will typically be loans secured by one or a series of loans belonging to the Company. Such a transaction involves certain elements of risk. (See “Risk Factors”).

In addition, the Company may elect to employ leverage and borrow funds from third party lenders, financial institutions or Affiliates to finance the Company’s investment in loans, cash management, or other general company purposes. Leverage usually involves a third party loan in which all or a portion of the Company’s asset portfolio is provided as security to the lender for such loan(s). Leveraging involves additional risks that are detailed in this Memorandum.

POLICIES WITH RESPECT TO CERTAIN TRANSACTIONS

Our policy with respect to our Manager concerning certain transactions is as follows:

We do not intend on issuing senior securities. We have no interest, currently, in underwriting securities of others or purchasing securities or assets other than real property assets and securities. In the event that we foreclose on a property, which we hope to be rare, we may encumber our properties that we acquire with bank financing but we intend that such financing will generally not exceed 80% of the value of the property. The purpose of such financing would be for rehabilitation of the underlying property and for other sales costs so that we may successfully and profitably dispose of a property.

Conflicts of Interest

The following is a list of some of the important areas in which the interests of its Manager and its Affiliates may conflict with those of the Company.

Loan Origination and Renewal Commissions and Forbearance Fees

The Manager and/or its Affiliates will have the sole and absolute discretion to determine whether or not to make, acquire or sell a particular loan or property. However, none of the Manager’s compensation set forth under “Manager’s Compensation” was determined through arms-length negotiations. Any increase in these payments may have a direct, adverse effect upon the interest rates that borrowers will be willing to pay the Company, thus may reduce the overall rate of return to Investors. Conversely, if the Company reduces the loan fees charged, a higher rate of return might be obtained for the Company and the Investors. Accordingly, this conflict of interest will exist in connection with every transaction the Company participates in.

Company Management Not Required to Devote Full-Time

The Manager is not required to devote its capacities full-time to the Company’s affairs, but only such time as the affairs of the Company may reasonably require.

Loan Servicing by the Company or Manager

The Manager has reserved the right to retain other firms in addition to, or in lieu of, the Manager acting as the loan servicer to perform the various brokerage services, loan servicing and other activities in connection with the Company’s investment portfolio that are described in this Memorandum. Such other firms may or may not be affiliated with the Company or Manager. Loan servicing firms not affiliated with the Company or Manager may provide comparable services on terms more favorable to the Company. The Manager has very wide discretion in determining which entity (including, but not limited to, the Manager itself, an Affiliate of the Manager, or an unaffiliated third party) will service the loans.

Other Companies & Partnerships or Businesses

The Manager, principals, directors, officers or Affiliates may engage, for their own account or for the account of others, in other business ventures similar to that of the Company or otherwise, and neither the Company nor any Noteholder shall be entitled to any interest therein. As such, there exists a conflict of interest on the part of the Manager because there may be a financial incentive for the Manager to arrange or originate transactions for private investors and other mortgage funds. Further, the Manager may be involved in creating other mortgage or real estate funds that may compete with the Company.

The Company will not have independent management and it will rely on the Manager and its managers, principals, directors, officers and/or Affiliates for the operation of the Company. The Manager and these individuals/entities will devote only so much time to the business of the Company as is reasonably required. The Manager may have conflicts of interest in allocating management time, services and functions between various existing companies, the Manager and any future companies which it may organize as well as other business ventures in which it or its managers, principals, directors, officers and/or Affiliates may be or become involved. The Manager believes it has sufficient staff to be fully capable of discharging its responsibilities.

Purchase, Sale and/or Hypothecation of Loans

The Company and its managers, principals, directors, officers and/or Affiliates may sell, buy or hypothecate loans (use loans as collateral for another loan) to the Company, provided that such loans meet the then-existing underwriting criteria of the Company. The Company may pay a price greater or less than the remaining balance on such loans. The price at which existing loans are bought and sold is normally a function of prevailing interest rates and the term of the loan. Therefore, the Company or its managers, principals, directors, officers and/or affiliates, may make a profit on the sale of an existing loan to the Company. There will be no independent review of the value of such loans or of compliance with the conditions set forth above.

Lack of Independent Legal Representation

Investors and the Company have not been represented by independent legal counsel to date. The use of the Manager’s counsel in the preparation of this Memorandum and the organization of the Company may result in a lack of independent review. Investors are encouraged to consult with their own attorney for legal advice in connection with this Offering. Also, since legal counsel for the Manager prepared this Offering, legal counsel does not and will not represent the interests of the Noteholders at any time.

Conflict with Related Programs

The Manager and its managers, principals, directors, officers and/or Affiliates may cause the Company to join with other entities organized by the Manager for similar purposes as partners, joint venturers or co-owners under some form of ownership in certain loans or in the ownership of repossessed real property. The interests of the Company and those of such other entities may conflict, and the Company controlling or influencing all such entities may not be able to resolve such conflicts in a manner that serves the best interests of the Company.

Other Services Provided by the Manager or its Affiliates

The Manager or its Affiliates may provide other services to persons dealing with the Company or the loans. The Manager or its Affiliates are not prohibited from providing services to, and otherwise doing business with, the persons that deal with the Company.

Sale of Real Estate to Affiliates

In the event the Company becomes the owner of any real property by reason of foreclosure on a Company loan or otherwise, the Manager’s first priority will be to arrange for the sale of the property for a price that will permit the Company to recover the full amount of its invested capital plus accrued but unpaid interest and other charges, or so much thereof as can reasonably be obtained in light of current market conditions. In order to facilitate such a sale, the Manager may, but is not required to, arrange a sale to persons or entities controlled by it, (e.g. to another limited liability company formed by the Manager for the express purpose of acquiring foreclosure properties from lenders such as the Company). The Manager will be subject to conflicts of interest in arranging such sales since it will represent both parties to the transaction. For example, the Company and the potential buyer will have conflicting interests in determining the purchase price and other terms and conditions of sale. The Manager’s decision will not be subject to review by any outside parties. The Company may sell a foreclosed property to the Manager or an Affiliate at a price that is fair and reasonable for all parties, but no assurance can be given that the Company could not obtain a better price from an independent third party.

Conflicts with Other Programs

The Company may be in conflict with other funds, including, PFG Fund II, Pine Investments, LLC, PFG Fund III, LLC, and PFG Fund IV, LLC (“Affiliate Funds”). These Affiliate Funds have substantially similar business criteria and objectives as that of the Company. Accordingly, the Company will maintain the following policies to avoid certain conflicts of interest:

i)	Our Manager and affiliates do not own or have an interest in properties that the Company will lend.

ii)	No affiliate of the Company places mortgages for the Company or otherwise acts as a finance broker or as insurance agent or broker receiving commissions for such services.

iii)	No affiliate of the Company acts (a) as an underwriter for the Offering, or (b) as a principal underwriter for the offering thereby creating conflicts in performance of the underwriter’s due diligence inquiries under the Securities Act.

iv)	The compensation plan for the Manager currently does not create a conflict between the interests of the Manager and that of the Company.

v)	The Manager will make reasonable efforts to mitigate the conflict of interest, by first looking at the overall purposes and lending criteria, including loan-to-value ratios, type of loans, risk profile, available cash, and other financial metrics to determine whether the Company or the Affiliate Funds may be best suitable for such lending activities. However, please note that it is impossible to eliminate the conflicts of interest altogether. Accordingly, the Noteholders and the Company may lose certain lending or real estate opportunities to the Affiliate Funds.

Kevin Amolsch, is the sole principal (the “Principal”) of the Pine Financial Group, Inc (“Manager.”) of the Company and, as such, he may have a conflict of interest between his responsibility to manage the business to business loans of the Company for the benefit of the Investors and providing himself with a return on his investment in the Company. Pine Financial Group, Inc. is the manager to four other hard money funds. Pine Investments, LLC (“Pine Investments”) makes the type of loans contemplated by PFG Fund V in connection with this Offering. Pine Investments makes loans in both Colorado and Minnesota. The securities offered through Pine Investments are equity securities, with all profits payable to the members. Pine Financial Group, Inc. does not currently take a management fee in connection with its management duties with Pine Investments. Two other funds managed by Pine Financial are PFG Fund II, LLC and PFG Fund IV, LLC. They both make loans similar to Pine Investments. Pine Financial Group is paid an annual management fee equal to 2% of the total funds invested under management. All remaining profits are paid to the fund investors. The other fund is PFG Fund III, LLC which is similar to PFG in that it makes the type of loans contemplated by PFG Fund V in connection with this Offering and also offered notes at an 8% rate. Pine Financial Group is compensated managing that fund by retaining all profits for operations.

Kevin Amolsch is the owner of an LLC through which rental properties are held. That LLC, Advantage Homes, LLC, currently owns or controls 14 properties totaling 16 rental units.

DESCRIPTION OF BUSINESS

Background Overview

PFG Fund V, LLC was formed in the State of Colorado on August 26, 2020.

The Company was formed to engage in the business of providing short-term secured real estate lending in Colorado and Minnesota as the Company’s operations expand, loans may be made on properties located in other states as the market evolves, (“Hard Money Lending”) to real estate investors. Through our affiliation with Pine Financial Group, Inc. (“Pine Financial”), we have access to a large database of potential borrowers, which currently stands at approximately 5,400 in Colorado and 1,600 in Minnesota, and plan to make short-term secured rehab loans (“Hard Money Loans” or “Loans”) to these potential borrowers and other borrowers. This database was compiled by collecting email addresses from people that have shown interest in our loan or in fixing and flipping houses. These email addresses have come from offline networking events, online networking forums, and our website. Most of these prospects have not yet been qualified to borrow from us. They are simply people in the areas in which we lend that have shown interest.

Our loans will have maturity dates of nine months to two years from the origination date. We do not charge prepayment penalties and it is not uncommon for our borrowers to pay off the loan prior to maturity. The note rate is between 10% and 12.9% annual, with interest only payments due monthly. If we do not get a monthly payment by the end of the fifth day of the month it is due, there is a late fee charged in the amount of 10% of the payment amount. If there is a payment default, the borrower will receive a demand letter stating: (a) that there is a default, (b) the amount needed to cure the default which will be the payment plus the late fee, (c) the date which the default must be cured which is 5 days from the receipt of the demand letter, and (d) that failure to cure the default will result in acceleration of the full loan amount. We do not currently have maximum or minimum loan amounts or total amounts that we will loan to one borrower.

The Company is managed by Pine Financial through its sole principal Kevin Amolsch. Pine Financial is an established lender based in the Denver area with a proven track record.

To date Pine Financial has originated 1690 loans worth $503,161,000.00. Out of these loans, Pine Financial has had 26 loans, totaling $9,334,910.00, which resulted in foreclosure or deed in lieu of foreclosure.

Pine Financial’s ability to evaluate potential loan candidates and underlying assets stems from Kevin Amolsch’s experience (Pine Financial’s principal). Mr. Amolsch started analyzing private money loans in  2006 while working at Lassiter Mortgage before starting Pine Financial Group, Inc in 2008. As the founder and owner of Pine Financial Group, Inc, Mr. Amolsch was responsible for reviewing every loan that was considered and approved by Pine Financial. Under Mr. Amolsch’s leadership, Pine Financial has only taken 26 properties, out of the 1,690 loans originated, back through foreclosure or deed in lieu of foreclosure for a default rate of 1.54%. Of the 26 defaults resulting in repossession, 14 have been foreclosure and 12 have been deed in lieu. The deed in lieu takes about 7 days to complete at a cost of $150 to $200. The foreclosure process takes between 5 and 6 months in Colorado and 11 to 12 months in Minnesota with the owner redemption period and will cost the company between $3,500 and $4,000. (The last invoice received for a full foreclosure was dated February 14, 2014 from Robert Simpson for $3,913.20 in El Paso County and is provided as an exhibit.) Pine Financial will handle all aspects of the repossession and liquidation process for all defaults.

In the next 12 months, the Company will fund Hard Money Loans as funds from this Offering readily become available. As the Company waits for funds to be raised pursuant to this Offering, it will identify and evaluate Loans for funding. Proceeds from the offering will satisfy cash requirements for the next 12 months since Company’s business does not require high overhead expenses.

The Company may do everything necessary and suitable for the accomplishment of the primary purpose or any other purpose, which we may accomplish, which shall, at any time, appear conducive to, or expedient for, the protection or benefit of the Company.

Company Objective

PFG Fund V, LLC was formed to offer passive investment opportunities to qualified investors. We will continue to focus on providing a very specialized loan to a small group of borrowers. The Company’s primary objectives are:

●	Generate significant profits by lending to rehab investors with short-term loans at high interest rates in Colorado, Minnesota, and other states as the Company expands.
●	To become the most reliable and well-known rehab lender in Colorado, Minnesota, and other states as it scales.
●	Realize profits and a high rate of return for investors from day one.

Mission Statement

To provide a high-yield and secure investment while supporting the community through property rehabilitation.

Investment Criteria

Our typical Loan will be made to a real estate investor intending to buy and repair a single family home. Occasionally we will finance small, established builders with new construction projects. These are typically financially stable borrowers with years of building experience. Our borrowers will typically have good credit, income to support the loan, and liquid reserves in case something goes wrong. We loan the purchase and repairs, but never loan more than 70% of the property’s after repaired value (ARV). After repaired value is determined by an independent third party appraiser or non-certified appraiser doing an appraisal on the real property or the Manager or commercial or residential real estate broker giving his, her, or its opinion of the value of the real property. Our loan guidelines are as follows:

●	Up to 70% loan-to-value ratio of the after repaired value (*exceptions apply)
●	Up to 100% of purchase and repairs (loan-to-cost ratio)
●	Residential 1-4 family homes (**exceptions apply)
●	Borrower must have a 680 credit score (***exceptions apply)
●	Borrower must have 10% of the loan amount in reserves in a liquid account
●	Borrower must document income
●	Full appraisal required on every deal (****exceptions apply)
●	Repair money is held in escrow and released in draws as the work is completed
●	Borrower must have experience or be working with someone with experience

*The Manager or the Company may exceed the loan-to-value ratio if the Manager determines in its sole business judgment that a higher loan amount is warranted by the circumstances of that particular loan, such as being able to secure multiple properties (called “cross-collateralization”, personal guaranties, prior loan history with the borrower, market conditions, if mortgage insurance is obtained, or other compensating factors that would support the Manager in making its decision in the best interest of the Company.

** In a very rare case we will make loans on other types of real estate. We do not generally lend on land or commercial buildings but will consider.

*** There are exceptions to our minimum credit requirement if the borrower has compensating factors. Examples of these factors include a high amount of liquid reserves or lower loan to value levels. These exceptions are made on a case-by-case basis by management.

**** There is an exception to our appraisal requirement. We will not require a full appraisal if we are capping our loan at 90% of the purchase price. In these cases, the client is covering the rehab out of pocket. We still require a full interior valuation to include analyzing 3 comparable sold properties and 1 active or under contract comparable.

We make loans subject to the criteria below. However, substantial portion of our loans will be first lien position loans. Any liens, with the exception of Government or Homeowners Associations liens, placed on a property that we have a loan on will be subordinate to us. There will not be construction or any other type of loans in additional to our loans that would take a priority position. We require a lender title policy on every deal we do that insures our senior lien position.

The below are our additional criteria and standards we use for our lending activities:

●	Lien Priority. Loans will primarily be secured by senior deeds of trust or mortgages that are first lien positions. We may fund loans secured by second deeds of trust or mortgages; provided, that, our first position loans are secured by the same property.
●	Title Insurance. We will obtain satisfactory title insurance coverage for all loans. This insurance will usually be paid by the borrower. The title insurance policy will name us as the insured and provide title insurance in an amount not less than the principal amount of the loan unless there are multiple forms of security for the loan, in which case the Manager shall use its sole business judgment in determining whether and to what extent title insurance shall be required. Title insurance insures only the validity and priority of the deed of trust or mortgage and does not insure us against loss from other causes, such as lost profits, diminution in the value of the secured property, loan defaults, and other such losses.

●	Fire and Casualty Insurance. Satisfactory fire and casualty insurance of usual and customary terms and amounts will be obtained for all improved real property loans which insurance will name us as its loss payee in the amount equal to the improvements on the real property.
●	Acquisition of Loans. We may, from time to time, purchase loans from third parties or an Affiliate subject to the lending requirements set forth herein.
●	Fractional / Multi-Lender Interests. We may also invest in or divest away multi-lender/fractionalized notes secured by real property with other lenders by funding, originating, purchasing, or selling a fractional or undivided interest in such position that meets the requirement herein.

Market Discussion

The Industry

There is a high demand for private money rehab loans because it is the only type of financing available for many real estate investors. A rehab loan is a loan used to purchase a distressed property and make repairs. This is true for 2 primary reasons:

(a)    High Leverage - Private money lenders are more concerned with the deal than the amount of down payment. Conventional lenders will typically require a 20% or more down payment from the real estate investor. Some private lenders will approve loans with no down payment at all.

(b)   No Income - Because these are short term loans private lenders are less concerned with a debt to income ratio and more concerned with a solid strategy to pay back a loan. Conventional lenders and banks have strict debt to income ratio requirements which range from 36% to 45%. A debt to income ratio is calculated by taking the total monthly debt coverage divided by the borrower’s income. Some real estate investors do not show a consistent income and therefore cannot borrow conventional money.

 A typical hard money borrower is a small real estate developer that is either fixing and flipping houses or building new residential real estate. We see typical hard money borrowers stick to one to four family residential properties. Typical hard money borrowers can be anything from extremely qualified with great credit, income and assets to very little income, assets and bad credit. Small real estate investors borrow from hard money lenders because of the high leverage lending, the ability to close quickly, the flexibility with the underwriting as discussed in the investment criteria section above or a combination of the three.

Default rates with hard money loans and hard money lenders vary.

Real estate investors are very active right now with the number of fundamentally strong deals that are available today. See below for more detail. We are seeing investors incorporating both buy-and-flip (buying a house to resell) and buy-and-hold (buying a house to keep as an investment and rent to a tenant) strategies when acquiring properties. Although our loan terms do not vary, our loans would work for either strategy.

Colorado

There are several solid reasons we believe Colorado is a great place to be lending money. Colorado is one of very few markets that had minimal impact to the 2008 housing crash, which is a great indicator to its resilience. Colorado does not seem to experience the booms and busts other areas have seen. According to Zillow, from January 2007 to January 2012 there was a $19,000 difference in median home values in Colorado ($226,000 to $207,000) while the average United States median home value has varied $44,000 ($195,000 to $151,000) over the same period. Some markets saw extreme variations, including California with a $212,000 median variation over the same period ($518,000 to $306,000). The officers of Pine Financial Group have been investing and doing business in Colorado for the last 19 years.

Although the current environment does not resemble the credit crises in 2018, COVID-19 has put people on high alert. In some respects, the pandemic has caused greater financial harm with record breaking stimulus and unemployment numbers, which is reason for concern. Colorado is not alone in the fact that housing has been the bright spot through the current crises.

On average, there is less than one month of inventory. A balanced market is four months, indicating that Colorado continues to show strong market conditions with the expectation of further appreciation. Although the inventory is tight, our clients are still locating deals with significant spreads between wholesale (foreclosures/short sales) and retail (nice, rehabbed homes) prices. This is ideal for the “fix and flip” investor or small builder.

There are several additional points about the Colorado market worth mentioning:

●	According to US News and World Reports, Colorado is ranked number 1 for best economy.
●	According to CNBC, Colorado is the 5th best state for business.
●	August home sales volume in Denver was the highest it has ever been, despite record low inventory, indicating the strength of housing though the COVID pandemic.
●	Detached housing has seen annual appreciation of 14%.
●	Colorado unemployment is 3% lower than the national average.
●	Colorado saw major inventory reduction across all counties. Denver was down a whopping 40.5% in 2019, and it is not catching up. Colorado needs more clean rehabbed houses.

Minnesota

The market is not as strong in Minnesota as it is in Colorado, but there is very little choice in local hard money lenders, making it much easier for us to conduct business.

Although the housing market is not as strong, it is still rock solid. Across the entire Twin Cities metro area and all price ranges there is a supply of 1.9 months. Months of supply is the best indicator of market strength. It accounts for both supply and demand. The number represents how long it would take to exhaust all inventory if no new supply were added to the market. As mentioned above, a neutral, or stable market is considered four months of inventory. As long as months of inventory stays under four, we would expect to see stable to rising prices. The average home in the Twin Cities sits on the market less than one month! Housing values have increased nearly 7% in the last year and there are no signs of that slowing. So far COVID-19 has had no noticeable impact to housing in the Twin Cities.

One concern about the Minnesota market is the long redemption period after a foreclosure. If we need to foreclose on a property, we can get to the foreclosure sale in less than four months, but there is a six-month owner redemption period after the sale, before we take possession. Currently Pine Financial Group, Inc is experiencing a 1.57% default rate, meaning we reposes the property on 1.57% of the loans we originate. We have originated over 1,650 loans. The majority of the defaults are deeded back to us in lieu of foreclosure. We have only experienced a 0.79% foreclosure rate, meaning less than 1% of the loans we have originated ended up in the foreclosure process. Although the long redemption period is a concern in Minnesota, we are comfortable with it based on our low foreclosure rate and ability to work with our borrowers on the troubled loans.

Here are some areas regarding the Minnesota market worth mentioning:

●	Minnesota ranks among the lowest in unemployment rate. Even with COVID, the unemployment rate is 7.7% which is 2.5% lower than the national average.

●	Minnesota ranked #6 for best state for business according to CNBC. Because of the high regulation, it has slid down the list as it was #1 in 2015.
●	According to US News & World Reports, Minnesota is ranked #3 in the country for best place to live. States are evaluated by the following categories: education, health care, economy, infrastructure, opportunity, fiscal stability, crime, and environment.
●	Minnesota is home to some of the country’s largest and most stable companies, including 3M, Best Buy, Target, Xcel Energy, and General Mills, but health care continues to be the area’s largest employer including United Health Care, Mayo Clinic, and Park Nicollet.

Sales and Marketing Approach

All loans will be originated, serviced, and underwritten on behalf of PFG Fund V, LLC by Pine Financial. Pine Financial plans on running pay-per-click advertising campaigns through Google and Facebook as one of its principal marketing strategies. These advertisements will drive potential borrowers to our websites where they have the potential of entering our sales funnel with the potential of becoming clients. Pine Financial will also post online classified advertisements each week as well as leverage its memberships in various area investment clubs where we plan on passing out flyers to potential borrowers and will seek exposure to potential clients via the groups’ websites. Finally, Pine Financial will host a variety of educational events including monthly networking meetings as well as Hard Money Lending and other educational classes. If needed we can expand the marketing with additional speaking engagements, classes and a direct mail campaign.

Pine Financial has a commission-based sales force in Colorado and Minnesota. Having a sales team allows us to attend multiple networking groups and provide a high level of service to our clients. Because of its positive reputation, Pine Financial has generated the majority of its business from repeat clients and new referrals and is often asked to speak to groups about its loans and contributions to the real estate investment community.

Loan Process

PFG Fund V acts as a private wholesale mortgage company lending money to the borrowers through a retail channel of mortgage brokers. The primary broker is Pine Financial, the managing member of PFG Fund V. We will continue to be flexible and open up lending opportunities through other brokers as we see fit. All loans originated are underwritten pursuant to the same guidelines and Pine Financial will personally interview all potential borrowers. All fees paid to mortgage brokers are paid by the borrower and PFG Fund V has no commission expenses. In addition, no fees will be payable to Pine Financial Group if PFG Fund V elects to purchase previously originated loans or utilize its services.

Because PFG Fund V acts as a private lender, it will not be held to the same lending standards institutional lenders are held to. A typical institutional lender will follow Fannie Mae and/or Freddie Mac underwriting guidelines. Hard money lenders are all privately funded companies making loans to non-owner occupied borrowers. There are no standard underwriting guidelines for hard money lenders, except that most hard money lenders, as a practical matter, only loan to non-owner occupied borrowers and most adhere to a 70% or less loan to value ratio. Please see the table below under the competition section to see what other hard money lenders are doing in Colorado and Minnesota. Many hard money lenders do not even pull credit reports or document assets or income of the potential borrower.

Competition

The Company faces competition from typically two sources: (a) institutional lenders (such as banks or credit unions) and (b) other private investors. Regarding institutional lenders, the current borrowing climate involving institutional lenders is highly restrictive. According to the Fannie Mae the underwriting guideline Eligibility Matrix which took effect August 7, 2018, some of the restrictive guidelines to real estate investors include: (these guidelines are based on a single family purchase, 30 year fixed rate loan)

•	85% loan to value
•	They will not loan any cost of construction
•	680 credit score (mid score of all three credit bureaus)
•	6 months of Principal, Interest, Taxes, and Insurance in liquid reserves
•	Maximum loan of $417,000
•	No foreclosures in the last 7 years
•	No bankruptcies in the last 4 years
•	Property cannot be titled in the name of an LLC, Corporation or Trust

This is just a sample of the restrictive guidelines. The Fannie Mae Selling Guide (commonly known as the underwriting manual), is 1,310 pages of guidelines. According to the clients we have interviewed, conventional lenders and banks are currently difficult and fickle to work with regardless of the investor’s creditworthiness or collateralizing assets. The Company was specifically created to fill the void created by the strict conventional environment.

Below is a chart comparing the terms of our Loans with those of what we perceive as our principal competitors in the Colorado market. These are all considered non-traditional or private money lenders. This data comes from interviews with the lenders or, where possible, directly from their websites.

Company	LTV	LTC	Points	Rate	Term (months)
Pine Financial Group	70%	100%	2	12.90%	9
Merchants Mortgage	NA	70%	1.5	11.00%	12
*Aloha	75%	90% of purchase 100% of repairs	2	7.99%	9
Boomerang Capital	70%	85%	2	10.00%	6
**Lead Funding	70%	100%	2	12%	12

* Aloha is a threat and has slightly better pricing. Feedback that we have received from clients that have tried them has not been positive. They are not transparent with their pricing. They advertise 7.99% but we have not heard of anyone actually paying that. The rate commonly paid is between 10% and 12%. They also have a skeleton staff and a slow draw process.

**Lead Funding has slightly better pricing and only competes with us on price. They too have a difficult draw process. They also require 4 months of interest to be paid in advance.

Minnesota

Company	LTV	LTC	Points	Rate	Term (months)
Pine Financial Group	70%	100%	4	12.90%	9
Merchants Mortgage	NA	70%	1.5	11.00%	12
Renova	65%	70%	2 - 4	10.00%	8
Capital Lending Group	70%	80% - 90%	3.5 - 5	10% - 16%	6
CCM	70%	85%	2 - 5	10%+	12

●	LTV is loan to value (appraised value)
●	LTC is loan to cost to include both purchase price and repairs
●	Points are the upfront fees paid by the borrower
●	Rate is the annual percentage rate
●	Term is the amount of time before a loan must be repaid

Our biggest competitive advantage is our network and reputation. Since most of these loans are private money, competitors tend to run out of money. We have a large supply of money between our funds and other available cash. We rarely turn down business because of a lack of funds. We have an extremely positive reputation for getting deals done.

We understand that building relationships with successful real estate investors is the key to a thriving business. Business is much smoother and easier if we have the same clients coming back over and over. We have a high level of repeat and referral business because we compete with quality and transparency.

Employees

We are an emerging growth company currently being developed and currently have no salaried or waged employees. The management company, Pine Financial Group, Inc has three full time employees, three independent contractors and two offices. Our sole officers and director currently serve the Company for no compensation.

 Intellectual Property

The Company’s operations do not depend upon patents or copyrights. Certain information about the way the Company does business is considered by the Company to be unique and proprietary, including knowledge related to the marketing, origination and servicing of our Hard Money Loans. The Company intends to require its future key employees or consultants to sign non-disclosure or non-competition agreements with restrictions on divulging the Company’s confidential information. The Company is not a party to any license agreement, nor does the nature of its business require expenditure of funds for research and development.

Regulation

Extensive federal, state and local regulations cover the Company’s business, including regulations that cover the acquisition, management and sale of real estate.

Legal Proceedings

There is no past, pending or threatened litigation which has had or may have a material effect upon the Company’s business, financial condition or operation.

We currently do not have any Notes. We do not lease or own any real property. We do not pay rent for our corporate headquarters which is leased by our Manager because the amount of the space we use at such office is de minimis. We believe that this space will be sufficient until we start generating revenues and need to hire employees.

CERTAIN LEGAL ASPECTS OF THE COMPANY LOANS

Each of the Company’s loans will be secured by, among other things, a deed of trust, mortgage, leasehold deed of trust or leasehold mortgage, or security agreement. The deed of trust and the mortgage are the most commonly used real property security devices. A deed of trust has three parties: a debtor, referred to as the “trustor”; a third party, referred to as the “trustee”; and the lender, referred to as the “beneficiary.” The trustor irrevocably grants the property until the debt is paid, “in trust, with power of sale” to the trustee to secure payment of the obligation. The trustee’s authority is governed by law, the express provisions of the deed of trust and the directions of the beneficiary. The Company will be the beneficiary under all deeds of trust securing Company loans. In a mortgage loan, there are only two parties: the mortgagor (borrower) and the mortgagee (lender).

In the United States, each individual State law determines how a mortgage is foreclosed. The route usually requires a judicial process, but varies from state to state. For properties located in the United States, some States have a statute known as the “one form of action” rule, which requires the beneficiary of a collateral lien to exhaust the security under the security lien (i.e., foreclose on the property) before any personal action may be brought against the borrower. Foreclosure statutes vary from State to State. Loans by the Company secured by mortgages will be foreclosed in compliance with the laws of the State where the real property collateral is located.

Special Considerations in Connection with Junior Encumbrances

In addition to the general considerations concerning trust deeds discussed above, there are certain additional considerations applicable to second and more junior deeds of trust (“junior encumbrances”). By its very nature, a junior encumbrance is less secure than a more senior lien. If a senior lien holder forecloses on its loan, unless the amount of the bid exceeds the senior encumbrances, the junior lien holder will receive nothing. Because of the limited notice and attention given to foreclosure sales, it is possible for a junior lien holder to be sold out, receiving nothing from the foreclosure sale, although all legal methods of recouping the Company’s investment will be exhausted. By virtue of anti-deficiency legislation, discussed above, a junior lien holder may be totally precluded from any further remedies.

Accordingly, a junior lien holder (such as the Company in certain cases) may find that the only method of protecting its security interest in the property is to take over all obligations of the trustor with respect to senior encumbrances while the junior lien holder commences its own foreclosure, making adequate arrangements either to (1) find a purchaser for the property at a price which will recoup the junior lien holder’s interest, or (2) to pay off the senior encumbrances so that the junior lien holder’s encumbrance achieves first priority. Either alternative may require the Company to make substantial cash expenditures to protect its interest. (See “Business Risks” above.)

The Company may also make wrap-around mortgage loans (sometimes called “all-inclusive loans”), which a junior encumbrances to which all the considerations discussed above will apply. A wrap-around loan is made when the borrower desires to refinance his, her, or its property but does not wish to retire the existing indebtedness for any reason, e.g., a favorable interest rate or a large prepayment penalty. A wrap-around loan will have a principal amount equal to the outstanding principal balance of the existing secured loans plus the amount actually to be advanced by the Company. The borrower will then make all payments directly to the Company, and the Company in turn will pay the holder of the senior encumbrance. The actual ultimate yield to the Company under a wrap-around mortgage loan will likely exceed the stated interest rate on the underlying senior loan, since the full principal amount of the wrap-around loan will not actually be advanced by the Company. State laws generally require that the Company be notified when any senior lien holder initiates foreclosure.

If the borrower defaults solely upon his, her or its debt to the Company while continuing to perform with regard to the senior lien, the Company (as junior lien holder) will foreclose upon its security interest in the manner discussed above in connection with deeds of trust generally. Upon foreclosure by a junior lien, the property remains subject to all liens senior to the foreclosed lien. Thus, if the Company were to purchase the security property at its own foreclosure sale, it would acquire the property subject to all senior encumbrances.

The standard form of deed of trust used by most institutional lenders, like the one that will be used by the Company or its affiliates, confers on the beneficiary the right both to receive all proceeds collected under any hazard insurance policy and all awards made in connection with any condemnation proceedings, and to apply such proceeds and awards to any indebtedness secured by the deed of trust in such order as the beneficiary may determine. Thus, in the event improvements on the property are damaged or destroyed by fire or other casualty, or in the event the property is taken by condemnation, the beneficiary under the underlying first deed of trust will have the prior right to collect any insurance proceeds payable under a hazards insurance policy and any award of damages in connection with the condemnation, and to apply the same to the indebtedness secured by the first deed of trust before any such proceeds are applied to repay the loan in respect of the Company. The amount of such proceeds may be insufficient to pay the balance due to the Company, while the debtor may fail or refuse to make further payments on the damaged or condemned property, leaving the Company with no feasible means to obtain payment of the balance due under its junior deed of trust. In addition, the borrower may have a right to require the lender to allow the borrower to use the proceeds of such insurance for restoration of the insured property.

“Due-on-Sale” Clauses

The Company’s forms of promissory notes and deeds of trust, like those of many lenders, contain “due-on-sale” clauses, which permits the Company to accelerate the maturity of a loan if the borrower sells, conveys or transfers all or any portion of the property, but may or may not contain “due-on-encumbrance” clauses which would permit the same action if the borrower further encumbers the property (i.e., executes further deeds of trust). The enforceability of these types of clauses has been the subject of several major court decisions and legislation in recent years.

(1)       Due-on-Sale: Federal law now provides that, notwithstanding any contrary pre-existing state law, due-on-sale clauses contained in mortgage loan documents are enforceable in accordance with their terms by any lender after October 15, 1985. On the other hand, acquisition of a property by the Company by foreclosure on one of its loans may also constitute a “sale” of the property, and would entitle a senior lien holder to accelerate its loan against the Company. This would be likely to occur if then prevailing interest rates were substantially higher than the rate provided for under the accelerated loan. In that event, the Company may be compelled to sell or refinance the property within a short period of time, notwithstanding that it may not be an opportune time to do so.

(2)       Due-on-Encumbrance: With respect to mortgage loans on residential property containing four or less units, federal law prohibits acceleration of the loan merely by reason of the further encumbering of the property (e.g., execution of a junior deed of trust). This prohibition does not apply to mortgage loans on other types of property. Although many of the Company’s junior lien mortgages will be on properties that qualify for the protection afforded by federal law, some loans will be secured by properties that do not qualify for the protection, including (without limitation) small apartment buildings or commercial properties. Junior lien mortgage loans made by the Company may trigger acceleration of senior loans on properties if the senior loans contain valid due-on-encumbrance clauses, although both the number of such instances and the actual likelihood of acceleration are anticipated to be minor. Failure of a borrower to pay off the senior loan would be an event of default and subject the Company (as junior lien holder) to the risks attendant thereto. It will not be customary practice of the Company to make loans on non-residential property where the senior encumbrance contains a due-on-encumbrance clause. (See “Special Considerations in Connection with Junior Encumbrances.”)

Prepayment Charges

Loans may provide for certain prepayment charges to be imposed on the borrowers in the event of certain early payments on the loan. The Manager reserves the right, but has no obligation, at its business judgment to waive collection of prepayment penalties. Applicable federal and state laws may limit the prepayment charge on residential loans. For commercial or multi-family loans there is no federal law that limits the prepayment amount charge, but applicable state laws may vary.

Bankruptcy Laws

If a borrower files for protection under the federal bankruptcy statutes, the Company will be initially barred from taking any foreclosure action on its real property security by an “automatic stay order” that goes into effect upon the borrower’s filing of a bankruptcy petition. Thereafter, the Company would be required to incur the time, delay and expense of filing a motion with the bankruptcy court for permission to foreclose on the real property security (“relief from the automatic stay order”). Such permission is granted only in limited circumstances. If permission is denied, the Company will likely be unable to foreclose on its security for the duration of the bankruptcy, which could be a period of years. During such delay, the borrower may or may not be required to pay current interest on the Company loan. The Company would therefore lack the cash flow it anticipated from the loan, and the total indebtedness secured by the security property would increase by the amount of the defaulted payments, perhaps reaching a total that would exceed the market value of the property.

In addition, bankruptcy courts have broad powers to permit a sale of the real property free of the Company’s lien, to compel the Company to accept an amount less than the balance due under the loan and to permit the borrower to repay the loan over a term which may be substantially longer than the original term of the loan.

TAX TREATMENT OF COMPANY AND ITS SUBSIDIARIES

The following discussion is a summary of the federal income tax considerations material to an investment in the Notes. This summary is based upon the Internal Revenue Code, Treasury Regulations promulgated thereunder, current positions of the Internal Revenue Service contained in Revenue Rulings, Revenue Procedures and other administrative actions and existing judicial decisions in effect as of the date of this Offering.

Investors should realize that it is not feasible to comment on all aspects of federal, state and local tax laws that may affect each of our Noteholders. The federal and state income tax considerations discussed below are necessarily general in nature, and their application may vary depending upon a Noteholder’s particular circumstances. Further, no representations are made in this Offering as to local tax considerations. The discussion below is directed primarily to individual taxpayers who are citizens or residents of the United States. Accordingly, persons who are trusts, corporate investors in general, corporate investors that are subject to specialized rules such as Subchapter S corporations and any potential investor who is not a U.S. citizen or resident are cautioned to consult their own personal tax advisors before investing in the Notes.

Investors should note that we do not intend to request a private letter ruling from the Internal Revenue Service with respect to any of the federal income tax matters discussed below, and on certain matters no ruling could be obtained even if requested. There can be no assurance that the present federal income tax laws applicable to Noteholders and our operations will not be changed, prospectively or retroactively, by additional legislation, by new Treasury Regulations, judicial decisions or administrative interpretations, any of which could adversely affect a limited partner, nor is there any assurance that there will not be a difference of opinion as to the interpretation or application of current federal income tax laws.

Each prospective investor is urged to consult with the investor’s personal tax advisor with respect to his or her personal federal, state and local income tax considerations arising from a purchase of our Notes. Investors should be aware that the Internal Revenue Service may not agree with all tax positions taken by us and that legislative, administrative or judicial decisions may reduce or eliminate anticipated tax benefits.

We will furnish to each Noteholders and any assignee of Notes on an annual basis the information necessary for the preparation and timely filing of a federal income tax return. Investors should note that information returns filed by us will be subject to audit by the Internal Revenue Service and that the Commissioner of the Internal Revenue Service has announced that the Internal Revenue Service will devote greater attention to the proper application of the tax laws to companies.

Neither our Manager, its officers, directors, nor its affiliates are providing tax advice to prospective investors, and the Manager recommends Noteholders consult with their tax advisors with respect to the impact of any relevant legislation on Noteholders’ investments and the status of legislative, administrative, judicial or regulatory developments and proposals and their potential effect on an investment in the Company.

Interest Income on the Notes

Subject to the discussion below applicable to “non-U.S. holders,” interest paid on the Notes will generally be taxable to you as ordinary income as the income is paid if you are a cash method taxpayer or as the income accrues if you are an accrual method taxpayer.

However, a note with a term of one year, which we refer to in this discussion as a “short-term note,” will be treated as having been issued with original issue discount or “OID” for tax purposes equal to the total payments on the note over its issue price. If you are a cash method holder of a short-term note you are not required to include this OID as income currently unless you elect to do so. Cash method holders who make that election and accrual method holders of short-term Notes are generally required to recognize the OID in income currently as it accrues on a straight-line basis unless the holder elects to accrue the OID under a constant yield method. Under a constant yield method, you generally would be required to include in income increasingly greater amounts of OID in successive accrual periods.

Cash method holders of short-term Notes who do not include OID in income currently will generally be taxed on stated interest at the time it is received and will treat any gain realized on the disposition of a short-term note as ordinary income to the extent of the accrued OID generally reduced by any prior payments of interest. In addition, these cash method holders will be required to defer deductions for certain interest paid on indebtedness related to purchasing or carrying the short-term Notes until the OID is included in the holder’s income.

There are also some situations in which a cash basis holder of a note having a term of more than one year may have taxable interest income with respect to a note before any cash payment is received with respect to the note. If you report income on the cash method and you hold a note with a term longer than one year that pays interest only at maturity, you generally will be required to include OID accrued during the original term as ordinary gross income as the OID accrues. OID accrues under a constant yield method, as described above.

Treatment of Dispositions of Notes

Upon the sale, exchange, retirement or other taxable disposition of a note, you will recognize gain or loss in an amount equal to the difference between the amount realized on the disposition and your adjusted tax basis in the note. Your adjusted tax basis of a note generally will equal your original cost for the note, increased by any accrued but unpaid interest (including OID) you previously included in income with respect to the note and reduced by any principal payments you previously received with respect to the note. Any gain or loss will be capital gain or loss, except for gain representing accrued interest not previously included in your income. This capital gain or loss will be short-term or long-term capital gain or loss, depending on whether the note had been held for more than one year or for one year or less.

Non-U.S. Holders

Generally, if you are a nonresident alien individual or a non-U.S. corporation and do not hold the note in connection with a United States trade or business, interest paid and OID accrued on the Notes will be treated as “portfolio interest” and therefore will be exempt from a 30% United States withholding tax. In that case, you will be entitled to receive interest payments on the Notes free of United States federal income tax provided that you periodically provide a statement on applicable IRS forms certifying under penalty of perjury that you are not a United States person and provide your name and address. In addition, in that case you will not be subject to United States federal income tax on gain from the disposition of a note unless you are an individual who is present in the United States for 183 days or more during the taxable year in which the disposition takes place and certain other requirements are met. Interest paid and accrued OID paid to a non-U.S. person are not subject to withholding if they are effectively connected with a United States trade or business conducted by that person and we are provided a properly executed IRS Form W-8ECI. They will, however, generally be subject to the regular United States income tax. If you are a non-U.S. corporation, that portion of your earnings and profits that is effectively connected with your U.S. trade or business also may be subject to a “branch profits tax” at a 30% rate, although an applicable income tax treaty may provide for lower rate.

Reporting and Backup Withholding

We will report annually to the Internal Revenue Service and to holders of record that are not excepted from the reporting requirements any information that may be required with respect to interest or OID on the Notes.

Under certain circumstances, as a holder of a note, you may be subject to “backup withholding” at a 28% rate. Backup withholding may apply to you if you are a United States person and, among other circumstances, you fail to furnish on IRS Form W-9 or a substitute Form W-9 your Social Security number or other taxpayer identification number to us. Backup withholding may apply, under certain circumstances, if you are a non-United States person and fail to provide us with the statement necessary to establish an exemption from federal income and withholding tax on interest on the note. Backup withholding, however, does not apply to payments on a note made to certain exempt recipients, such as tax-exempt organizations, and to certain non-United States persons. Backup withholding is not an additional tax and may be refunded or credited against your United States federal income tax liability, provided that you furnish certain required information.

This federal tax discussion is included for general information only and may not be applicable depending upon your particular situation. You are urged to consult your own tax advisor with respect to the specific tax consequences to you of the ownership and disposition of the Notes, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.

Legislation Involving Payments to Certain Foreign Entities

We are required to deduct and withhold a tax equal to 30% of any payments made on our Notes to a foreign financial institution or non-financial foreign entity (including, in some cases, when such foreign institution or entity is acting as an intermediary), and any person having the control, receipt, custody, disposal, or payment of any gross proceeds of sale or other disposition of our Notes is required to deduct and withhold a tax equal to 30% of any such proceeds, unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners), and (ii) in the case of a non-financial foreign entity, such entity provides the withholding agent with a certification identifying the direct and indirect U.S. owners of the entity. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. You are encouraged to consult with your own tax advisors regarding the possible implications of these requirements on an investment in the Notes.

SUMMARY OF NOTES

General

This Offering Statement relates to the offer and sale of up to $50,000,000 in principal amount of unsecured, non-convertible, fixed-rate promissory notes (the “Notes”) of PFG Fund V, LLC, a Colorado limited liability company (the Company). The following is a brief summary of the features of the Notes provided below, which is qualified in its entirety by the terms and provisions of the actual Note provided to such Noteholder at the time of subscription. In the event of any conflict between the short summary presented below and the actual terms and provisions of the Note, the latter shall govern.

Interest

The Company intends to borrow money from Noteholders at a fixed interest rate of 8% per annum. Interest shall be made on the unpaid principal balance which will begin to accrue when the investment proceeds have been delivered to the Company by the Investor, following the Company’s acceptance of the subscription agreement.

Payment Frequency

Interest is payable monthly. Interest payments shall be calculated and due as of the end of each month, prorated for any partial month, with payments payable by the 5th of the succeeding month.

Unsecured Notes

The Notes represent nonrecourse unsecured debt obligations of the Company. Noteholders do not have any security interest in any Company assets.

Extension

Noteholders shall automatically renew and extend their entire Note investment, unless the Noteholder provides a written notice to the Manager at least Ninety (90) days prior to the maturity of the Note.

Reinvestment Option

A Noteholder may purchase the Note with a reinvestment option whereby the Company will (under the Noteholder’s election) retain 100% of the interest payable and credit the principal balance due and owing to the Noteholder. The retained interest payment will be accumulated commencing on the date of issuance of the Notes until the maturity of the Note.

Noteholder Early Redemption Request

Investor may request early redemption of his, her, or its Note at any time after the 1-month period by giving the Company at least 90 days prior written notice. The Company, subject to available funds, may return the funds to the Investor upon expiration of the 90-day notice period. The Company cash position and the availability of cash to return to investors is based on monies that are currently in a liquid account. The Company’s business is to make loans which are not liquid assets. If the Company’s money is in loans and there is not enough funds in a liquid account, the Company would need to wait until the funds became available either from interest it collects on loans or one or more of its loans paying off in full. If the Company does not have available funds to honor Investor’s redemption request upon expiration of the 90-day period, the Company will honor the redemption request and return the Investor’s funds as soon as cash becomes available to the Company.

Upon the request for redemption, the Company will begin holding cash from disposed loans immediately after such a request is received. The Company will deposit the principal balance, plus any owed accrued interest, from disposed loans into a liquid account such as a separate money market or checking account in the name of the Company until such time the Company has sufficient funds to redeem individual Notes. At the time of a balance to pay an individual Note with accrued interest, the Company will release funds to the Noteholder and transfer to Noteholder’s account via wire, automatic clearinghouse (“ACH”) payment, or pay via check, as agreed between the Company and the Noteholder. At such time, the Note shall be considered redeemed. Notes will be redeemed on a “first come, first serve” basis. The Company will maintain a record of communication from Noteholders regarding redemption requests. Redemption requests from Noteholders must be in writing. The Company will acknowledge receipt of such a request.

The Notes will be offered on an ongoing and continuous basis directly by the Company, with no minimum amount to be sold, and will be subordinated to all other debt of the Company.

Note Ownership

 The Company is entitled to treat the registered holder shown on its records as the owner of the Note for all purposes. Ownership of a Note may be registered in the name of any two or more named persons as joint tenants with right of survivorship, as tenants in common or as tenants by the entireties, and payment of principal and interest on any Notes so registered will be made to the person or persons entitled to receive such payment as their interests may appear.

SINCE WE HAVE NO OPERATING HISTORY, NO PROPERTIES, NO SIGNIFICANT ASSETS AND NO CURRENT SOURCES OF FINANCING, WE MAY NOT BE ABLE TO IMPLEMENT OUR PLAN OF OPERATION AND MAY NOT BE ABLE GENERATE INCOME IN TIME TO MEET THE INTEREST PAYMENT REQUIREMENTS UNDER THE NOTES.

How to Purchase Notes

The Company will sell the Notes directly, without an underwriter or selling agent. The Notes will be sold by the Company’s Manager, Kevin Amolsch, who, under Rule 3a4-1(a) of the Exchange Act, is deemed not to be a broker. In accordance with the provisions of Rule 3a4-1(a), Mr. Amolsch will not be compensated by commission, will not be associated with any broker or dealer and will limit their activities so that they will comply with certain specified limitations when responding to inquiries from potential purchasers. To purchase a Note, investors should contact:

Kevin Amolsch (Manager of the Company)

PFG Fund V, LLC

10200 W 44th Ave Suite 220 Wheat Ridge, CO 80033

Telephone No.: (303) 835-4445

Email: kevin@pinefinancialgroup.com

Payment At Maturity

The Notes will have a 60-month term. The Notes will have a right of redemption granted to the holder of the Notes after the first 1-month with at least 90 days written notice and subject to availability of cash on hand.

Payments on the Notes at maturity will be made from funds from operations and not from proceeds from this Offering. Where funds from operations are inadequate to satisfy payments on Notes at maturity, the Company may sell properties it owns to satisfy such payments, which may reduce the income generated by the Company and affect the Company’s ability to meet its payment obligations on the Notes of the remaining investors.

Redemption

The Company has the right, at its option, to call any of the Notes for redemption before maturity in whole or in part, at any time or from time to time. If a Note is redeemed before maturity, the holder will be paid an amount equal to the face value of the Note plus any accrued interest through the date of redemption. The Company may redeem the Notes in part, in which event the holder receives payment of a portion of the face value of the Note as well as accrued interest on the redeemed portion through the date of partial redemption. In the event of a partial redemption, the partial redemption applies to all Note holders regardless of the interest rate on their Notes. The Company will give the holder not less than 30 days prior written notice by First Class mail or email (to the last known physical or email address of the Noteholder appearing on the Company’s records) of each redemption, specifying the principal amount of the Notes to be redeemed and the redemption date. The principal amount of the Note specified in the notice, together with interest accrued and unpaid thereon to the date of redemption plus the applicable prepayment premium, is due and payable on the redemption date.

The notice of redemption to be given by the Company to the affected Note holders will contain detailed redemption instructions. Included in such notice will be delivery procedures and instructions for delivery of the Notes to the Company, the effective date of the redemption and related matters. Any interest due in connection with the redemption will be accrued through the date of the redemption. Upon delivery to the Company of the Note to be redeemed, together with related documentation, a check in the appropriate amount will promptly be forwarded to the holder of the redeemed Note.

Repayment Upon Death

There is no right to have Notes redeemed upon the death of a certificate holder. All rights of the holder will be transferred to the holder’s estate and will inure to the benefit of the holder’s heirs.

Additional Issuances

The Company’s Articles of Organization and Operating Agreement do not restrict the Company from issuing additional securities or incurring additional debt including senior debt or other secured or unsecured obligations, the withdrawal of cash deposited against such issuances, or the release or substitution of assets securing such issues.

Modification of Note Terms

The terms of the Notes may not be modified without written consent of all holders of the Notes.

Dividend Policy

There are no provisions in the Company’s Articles of Organization or Operating Agreement restricting the payment of dividends. Any payment of cash dividends in the future will be at the discretion of our Manager and will depend upon our results of operations, earnings, capital requirements, contractual restrictions and other factors deemed relevant by our directors.

Financial Information Provided to Investors

In addition to the financial information provided in this Offering Statement, the Company will, upon request, provide a copy of its Financial Statements to all holders of Notes within 60 days after the end of each fiscal year. These Financial Statements will also be filed with the Securities and Exchange Commission during the annual and/or semi-annual report, as applicable.

LEGAL PROCEEDINGS

We may from time to time be involved in routine legal matters incidental to our business; however, at this point in time we are currently not involved in any litigation, nor are we aware of any threatened or impending litigation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of the date of this Offering.

Name of Beneficial Owner	Membership Interests	Percent Before Offering	Percent After Offering

Pine Financial Group, Inc.	100%	100%	100%
TOTAL	100%	100%	100%

“Beneficial ownership” means the sole or shared power to vote or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of or to direct the disposition of, a security). In addition, for purposes of this table, a person is deemed, as of any date, to have “beneficial ownership” of any security that such person has the right to acquire within 60 days from the date of this Offering.

DIRECTOR, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The Principals of the Manager of the Company are as follows:

Name	Age	Title

Kevin Amolsch	41	President, Treasurer, and CEO of Pine Financial Group, Inc.

Duties, Responsibilities and Experience

The following individuals are the decision makers of Pine Financial Group, Inc. which is the Manager of the Company. All business and affairs of the Company shall be managed by the Manager. The Manager shall direct, manage, and control the Company to the best of its ability and shall have full and complete authority, power, and discretion to make any and all decisions and to do any and all things that the Manager shall deem to be reasonably required to accomplish the business and objectives of the Company. The rights and duties of the Manager is described in the Operating Agreement.

The principals of the Manager are as follows:

Pine Financial Group, Inc., Managing Member

Kevin Amolsch, Age 41, Sole Principal and Owner of Pine Financial Group, Inc., Manager

Kevin Amolsch formed Pine Financial Group, Inc. in October 2008 after leaving Lassiter Mortgage as the senior loan officer for residential lending. With Lassiter Mortgage, a small mortgage brokerage consisting of the owner, one assistant, and Mr. Amolsch who served as a sub-contractor originating mortgage loans. While there, Mr. Amolsch was able to help raise private money to fund hard money loans as well as brokering traditional mortgages in Colorado. During his last 12 months there, Mr. Amolsch originated every residential loan that came through Lassiter, whether hard money or conventional, while the owner focused on commercial loans and her side business. Although the owner reviewed every file Mr. Amolsch initiated and was the underwriter on each hard money file, it was Mr. Amolsch who made the principal decisions on which loans to fund and which ones to turn down and presented the deals to the individual investors for funding on the hard money loans. Mr. Amolsch was also instrumental in structuring the loan servicing side of the business and created the system for collecting and sending payments and for handling defaults.

Today, Pine Financial Group is a premier lender for real estate investors in Colorado and Minnesota with more than 1,650 loans for almost $500 million in completed transactions. It is well known in the investment community that Pine Financial can get deals done and its business is based primarily on repeat business and referrals.

Kevin acquired his first house shortly after his 21st birthday. He was in the military when he purchased the house. Within two years he purchased another home and kept the first one as a passive investment. Within another two years he became a full time real estate investor through acquisition, leasing and selling residential assets. He did this for several years before becoming a mortgage broker. He continued to broker conventional mortgage loans part time and went to work for a company that analyzes mortgage bonds to learn more about the secondary mortgage market in this country.

Finding it difficult to work for someone else he ended his short corporate career before his two-year anniversary and started working for a small boutique mortgage company in Denver and learned how to broker private money. This small mortgage company, Lassiter Mortgage, was a mortgage broker licensed in Colorado. There were two loan officers and one office assistant. Their office was in Denver and it originated loans in Colorado. For the last 12 months Kevin worked there, he ran the residential lending division. Any residential loan originated by Lassiter Mortgage was originated by Kevin. Kevin was consistently making between 2 and 5 private money loans per month before he left the company in 2008. Kevin was in charge of putting the file together and presenting the deal and the risks to private money lenders. Kevin also started and managed the loan servicing division where he was responsible for collecting payments, managing defaults and inspecting the properties. In 2008 he started Pine Financial Group, Inc to continue pursuing his passion for deals.

Pine Financial Group has three full time employees, three independent contractors and two offices. Pine Financial Group originates short-term rehab loans to small real estate investors and developers. The niche has always been to serve investors and help make it possible for new and experienced investors to do more real estate deals. Pine Financial Group has been profitable from day one and is 100% privately financed.

Kevin is the author of “The 45 Day Investor” a book dedicated to helping new investors buy their first investment property in 45 days or less and has been quoted in the Las Vegas Review Journal, the Denver Post, Yahoo Real Estate, and several other small publications and blogs.

EXECUTIVE COMPENSATION

The following table sets forth the cash compensation of the Principals of our Manager:

Name and Principal Position	Year	Salary	Bonus	Option Awards	All Other Compensation(1)
Kevin Amolsch, President, CEO, and Treasurer of Pine Financial Group, Inc. Manager	2020	$0	$0	$0	100% of the LLC Interests

For organizing the Company, business plan development, putting together this Offering, initial capitalization, and other related services, the Manager of our Company has been awarded 100% of the LLC Interests in our Company. The Manager continues to reap the benefits of the LLC Interests by providing management services to the Company and its noteholders.

The Manager shall receive reimbursement for expenses incurred on behalf of the Company. The Manager will also receive 100% of distributions available after the Noteholders have received their return of principal and promised interest payments under the Notes.

Employment Agreements

There are no current employment agreements or current intentions to enter into any employment agreements.

Future Compensation

The principals of our Manager have agreed to provide services to us without compensation until such time that we have sufficient earnings from our revenue. The Manager has received the Membership Interests in exchange for cash.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Company utilizes office space provided at no cost from our Manager. Office services are provided without charge by the Company’s Manager. Such costs are immaterial to the financial statements and, accordingly, have not been reflected.

We have issued 100% of the Management Interests to our Manager. The Manager shall receive the following fees and compensation:

Phase of Operation	Basis for Fee	Amount of Fee
Net Income	N/A.	The Manager, as equity holder of the Company, shall receive fee of 100% of the available cash distributions (profits). Cash Distributions are profits only, and shall be made after interest and/or principal payment of the Notes, and other expenses and costs that the Company may incur. The total amount of profit that the Manager may receive cannot be determined at this time. This may be paid monthly.
Servicing Fee (Fee charged to the Company)	Manager’s compensation for servicing each loan.	The Servicing Fee shall be at a rate of 1% of the principal amount of the Loan. The total the Manager may receive cannot be determined at this time.
Origination and Administration Fee (Fee charged to the Borrower)	Manager’s Compensation for time spent for originating, underwriting, and administering the Loan.	$685 per Loan plus 2% to 4% of the Loan principal amount. The total the Manager may receive cannot be determined at this time. Paid by the Borrower.
Inspection Fees (Fee charged to the Borrower)	Manager’s compensation for inspecting properties for construction draws.	A reasonable fee charged to the Borrower for inspecting the property prior to releasing a construction draw. The total the Manager may receive cannot be determined at this time.

SELECTION, MANAGEMENT AND CUSTODY OF COMPANY’S INVESTMENTS

Management of our investments will be vested in the Manager of the Company.

PRIOR PERFORMANCE

Prior Performance is Not Indicative of Future Results

The Manager of the Company is Pine Financial Group, Inc, and the principal owner and president of the Manager is Kevin Amolsch.

Pine Investments, LLC

Because of similarities, investors who are considering investing in notes in the Company might find it useful to review information about Pine Investments, LLC which is a significantly smaller fund than the one contemplated herein. Of course, prospective investors should bear in mind that prior performance does not guarantee future results. The fact that a prior endeavor has been successful (or unsuccessful) does not mean the Company will experience the same results.

There have been no major adverse business developments or conditions experienced by any project that would be material to investors in notes in the Company.

Table I

In October 2009, the Manager launched Pine Investments, LLC (“PI”) The purpose of PI was to originate notes on investment properties. The goal was to complete an initial raise of $5,000,000 from friends, family, and business associates. Each investor in PI purchased membership units making this an equity offering with returns fluctuating based on performance.

The Company regularly originates and sells notes. Notes are for rates between approximately 12% and 13% per year.

Current number of investors:	35
Current Investor Equity:	$12,109,144.74
Current Number of Loans:	16
Current Balance of loans:	$11,131,216.25
Date Offering Began:	October-09

Table II

Through investors adding to their investments and reinvesting profits, PI has grown over the years. Below is the last three years of profit and loss statements.

	2018	2019	2020 (YTD)
Income
Interest Income	$824,104	$1,224,792	$1,059,084
Late Fee Income	$5,930	$693	$3,605
Total Income	$830,034	$1,225,485	$1,062,689

Expense
Interest Expense	$-	$-	$-
Management Fees	$-	$-	$-
Operating Expense	$24,673	$27,085	$56,986
Total Expense	$24,673	$27,085	$56,986

Net Income	$805,361	$1,198,400	$1,005,703

Table III

Historic returns paid to investors. Average return since inception is 11.56%.

2010	12.66%
2011	12.35%
2012	10.77%
2013	12.46%
2014	13.86%
2015	10.79%
2016	15.36%
2017	8.86%
2018	8.36%
2019	10.08%

Table IV

Every loan originated by PI includes a deed of trust or mortgage securing the loan with the property.

These are all the notes that were owned by PI on the last day of each of the last three years.

Pine Investments LLC - INVESTMENT PORTFOLIO AS OF 12/31/2018
Loan Number	Property Address	Principal Balance	Interest Rate	Status	% Owned
10643	3450 Downing St. Denver CO 80205	$42,500.00	14.00%	Current	100.000%
10850	265 N Fuller Placer Breckenridge CO 80424	$126,000.00	12.00%	Current	12.336%
10864	103 Uncle Sam Lode Rd. Breckenridge CO 80424	$154,658.00	12.00%	Current	20.494%
10941	5509 Kellogg Ave. S. Minneapolis MN 55424	$1,394,340.99	14.00%	Paid off	100.000%
10961	5808 Brookview Ave. Minneapolis MN 55424	$799,410.63	15.00%	Paid off	62.441%
11014	4853 Vincent Ave. S. Minneapolis MN 55410	$934,419.42	15.00%	Paid off	100.000%
11023	1124, 1126, 1128, 1130 Orchard St. Colorado Springs CO 80917	$60,000.00	15.00%	Paid off	100.000%
11255	435 N Washington St. Denver CO 80203	$424,349.00	11.00%	Paid off	94.228%
11276	34501 E Quincy Ave. Watkins CO 80137	$193,900.00	12.00%	Paid off	3.668%
11285-A	7912 Raphael Lane Littleton CO 80125	$505,950.00	10.00%	Paid off	98.005%
11317	7668 Raphael Lane Littleton CO 80125	$317,000.00	10.00%	Current	61.799%
11324	E 121st Ave townhomes Denver CO 80241 (32 properties)	$2,934,444.43	11.00%	Current	48.130%
11369	1105 S Milwaukee St. Denver CO 80210	$558,595.00	10.00%	Paid off	100.000%
11385	654 S Gilpin St. Denver CO 80209	$860,000.00	10.50%	Paid off	87.500%
11389	1767 S Logan St. Denver CO 80210	$483,000.00	12.90%	Paid off	50.000%

Table V

Pine Investments LLC - INVESTMENT PORTFOLIO AS OF 12/31/2019
Loan Number	Property Address	Principal Balance	Interest Rate	Status	% Owned
10643	3450 Downing St. Denver CO 80205	$42,500.00	14.00%	Current	100.000%
10850	265 N Fuller Placer Breckenridge CO 80424	$126,000.00	12.00%	Current	12.336%
10864	103 Uncle Sam Lode Rd. Breckenridge CO 80424	$154,658.00	12.00%	Current	20.494%
11014	4853 Vincent Ave. S. Minneapolis MN 55410	$802,510.97	15.00%	Paid Off	100.000%
11255	435 N Washington St. Denver CO 80203	$764,361.00	11.00%	Paid Off	91.250%
11317	7668 Raphael Lane Littleton CO 80125	$124,000.00	10.00%	Current	14.837%
11321	125 Hartman Circle NE Minneapolis MN 55432	$184,500.00	11.90%	Paid Off	100.000%
11324	E 121st Ave townhomes Denver CO 80241	$2,908,175.11	11.00%	Current	57.739%
11369	1105 S Milwaukee St. Denver CO 80210	$892,732.54	10.00%	Paid Off	100.000%
11385	654 S Gilpin St. Denver CO 80209	$1,240,000.00	10.50%	Paid Off	80.519%
11392	Highway 85-87 Fountain CO 80817	$1,830,505.72	12.00%	Current	65.911%
11478	2515 S Mereidian Rd. Manitou Springs CO 80829	$173,970.00	11.00%	Paid Off	100.000%
11489	5038 Miller Road Flint MI	$2,522,197.25	10.00%	Current	100.000%
11500	1615 Girard Ave N Minneapolis MN 55411	$60,000.00	11.90%	Foreclosure	100.000%
11503	910 Oliver Ave. N Minneapolis MN 55411	$112,500.00	11.90%	Paid Off	100.000%
11515	5720 Knox Ave S Minneapolis MN 55419	$261,000.00	11.90%	Paid Off	62.140%
11525	4756 Alcott St. Denver CO 80211	$315,000.00	11.00%	Paid Off	100.000%
11534	3600 Vallejo St. Denver CO 80211	$32,601.00	11.00%	Current	2.733%
11541	5417 35th Ave. N Minneapolis MN 55422	$56,734.00	11.90%	Current	100.000%

Table VI

Loan Number	Property Address	Principal Balance	Interest Rate	Status	% Owned
10643	3450 Downing St. Denver CO 80205	$42,500.00	14.00%	Current	100.00%
10864	103 Uncle Sam Lode Rd. Breckenridge CO 80424	$473,000.00	15.00%	Current	37.99%
11317	7668 Raphael Lane Littleton CO 80125	$632,000.00	10.00%	Current	51.93%
11324	E 121st Ave townhomes Denver CO 80241	$1,671,280.89	12.00%	Current	52.29%
11392	Highway 85-87 Fountain CO 80817	$1,858,278.15	12.00%	Current	66.25%
11405	2460 S Adams St. Denver CO 80210	$48,000.00	10.00%	Current	3.34%
11445	20153 E Smokey Hill Rd. Aurora CO 80015	$1,053,425.67	11.00%	Current	21.48%
11489	5038 Miller Road Flint MI	$1,668,747.97	12.00%	Current	62.53%
11500	1615 Girard Ave N Minneapolis MN 55411	$60,000.00	11.90%	Foreclosure	100.00%
11541	5417 35th Ave. N Minneapolis MN 55422	$223,578.00	11.90%	Current	100.00%
11554	3114 W Clybourn St. Milwaukee WI 53208	$59,657.00	14.00%	Current	100.00%
11574	1833 Emerson St. Denver CO 80218	$2,270,000.00	12.00%	Current	90.80%
11601	1983 S Logan St. Denver CO 80210	$179,047.33	11.00%	Current	27.76%
11635	6759 Ingalls St. Arvada CO 80003	$295,000.00	10.00%	Current	100.00%
11647	3050 Coon Rapids Blvd NW Minneapolis MN 55433	$128,701.24	11.00%	Current	13.15%
11654	440, 520, 540 Forest Edge Circle A & B Woodland Park CO 80863	$468,000.00	10.00%	Current	44.36%

PFG Fund II, LLC

Because of similarities, investors who are considering investing in notes in the Company might find it useful to review information about PFG Fund II, LLC which is a significantly smaller fund than the one contemplated herein. Of course, prospective investors should bear in mind that prior performance does not guarantee future results. The fact that a prior endeavor has been successful (or unsuccessful) does not mean the Company will experience the same results.

There have been no major adverse business developments or conditions experienced by any project that would be material to investors in notes in the Company.

Table I

In September 2011, the Manager launched PFG Fund II, LLC (“Fund II”) The purpose of FUND II was to originate notes on investment properties. The goal was to complete an initial raise of $5,000,000 from friends, family, and business associates. Each investor in FUND II purchased membership units making this an equity offering with returns fluctuating based on performance.

The Company regularly originates and sells notes. Notes are for rates between approximately 10% and 13% per year.

Current number of investors:	91
Current Investor Equity:	$27,929,416.85
Current Number of Loans:	48
Current Balance of loans:	$25,275,945.14
Date Offering Began:	September-11

Table II

Below is the last three years of profit and loss statements.

	2018	2019	2020 (YTD)
Income
Interest Income	$2,634,602	$2,946,264	$2,801,433
Late Fee Income	$5,165	$1,680	$3,554
Forfeited Profits	$-	$1,352	$1,272
Rental Income	$36,200	$13,434	$1,931
Total Income	$2,675,967	$2,962,730	$2,819,790

Expense
Interest Expense	$-	$-	$-
Management Fees	$449,266	$441,819	$478,608
Operating Expense	$80,873	$285,909	$220,286
Total Expense	$530,139	$727,728	$698,894

Net Income	$2,145,828	$2,235,002	$2,120,896

Table III

Historic returns paid to investors. Average return since inception is 9.84%.

2012	11.01%
2013	10.69%
2014	11.00%
2015	10.04%
2016	10.07%
2017	8.37%
2018	9.42%
2019	8.10%

Table IV

Every loan originated by FUND II includes a deed of trust or mortgage securing the loan with the property.

These are all the notes that were owned by FUND II on the last day of each of the last three years.

PFG Fund II, LLC - INVESTMENT PORTFOLIO AS OF 12/31/2018
Loan Number	Property Address	Principal Balance	Interest Rate	Status	% Owned
10679	6004 Zenith Ave. S Minneapolis MN 55410	$671,500.00	14.00%	Paid Off	100.00%
10803	4516 Washburn Ave. S Minneapolis MN 55410	$446,000.00	14.00%	Paid Off	100.00%
10850	265 N Fuller Placer Breckenridge CO 80424	$1,169,000.00	15.00%	Paid Off	87.66%
10864	103 Uncle Sam Lode Rd. Breckenridge CO 80424	$600,000.00	14.00%	Current	79.51%
10890	397 S Fuller Placer Rd.-REFI Breckenridge CO 80424	$919,000.00	14.00%	Foreclosure	66.55%
11008	6044 Kellogg Ave. Minneapolis MN 55424	$975,210.55	14.00%	Paid Off	100.00%
11031	768 Birch St. Denver CO 80220	$901,453.97	14.00%	Paid Off	100.00%
11054	2926 W 24th Ave. 2930 W 24th Ave. Denver CO 80211	$1,605,000.00	15.00%	Paid Off	63.19%
11072	4541-4545 Tennyson St. Denver CO 80212	$1,210,000.00	12.00%	Paid Off	52.42%
11111	1725 Peoria St. Aurora CO 80010	$1,120,000.00	14.00%	Current	100.00%
11117	6701 CR 110 W. MOUND MN 55364	$371,000.00	14.00%	REO	17.92%
11163	104 White Ave. Grand Junction CO 81501	$1,900,000.00	14.00%	Paid Off	63.33%
11175	3737 Kalamath St. Denver CO 80211	$1,920,000.00	14.00%	Paid Off	51.05%
11180	2349 S Cherokee St. Denver CO 80223	$451,382.16	11.00%	Paid Off	100.00%
11253	324 W Hampden Ave. Englewood CO 80110	$312,000.00	11.00%	Paid Off	100.00%
11260	7932 Raphael Lane Littleton CO 80125	$259,250.00	10.00%	Paid Off	41.46%
11261	7876 Raphael Lane Littleton CO 80125	$520,950.00	10.00%	Current	100.00%
11264	2810 Inspiration Dr. Colorado Springs CO 80917	$247,500.00	11.00%	Paid Off	100.00%
11276	34501 E Quincy Ave. Watkins CO 80137	$2,579,100.00	12.00%	Paid Off	51.79%
11290	2250 S Clermont St. Denver CO 80222	$486,000.00	11.90%	Paid Off	100.00%
11300	3908 Douglas Dr. N Minneapolis MN 55422	$207,250.00	11.90%	Paid Off	100.00%
11307	73 Indigo Way Castle Rock CO 80108	$685,800.00	11.90%	Paid Off	15.20%
11315	2936 Chowen Ave. S. Minneapolis MN 55416	$130,000.00	14.00%	Foreclosure	32.19%
11324	E 121st Ave townhomes Denver CO 80241 (32 properties)	$3,181,555.57	11.00%	Current	51.87%
11326	6622 S Pearl St. Littleton CO 80121	$397,500.00	11.90%	Paid Off	74.84%
11338	1633 Clayton St. Denver CO 80210	$173,126.00	11.00%	Paid Off	53.14%
11346	471 S Gaylord St. Denver CO 80209	$976,200.00	11.00%	Paid Off	71.20%
11347	1280 S Garfield St. Denver CO 80210	$653,595.00	10.00%	Paid Off	100.00%
11374	1500 S Elizabeth St. Denver CO 80210	$558,595.00	10.00%	Current	100.00%

Table V

PFG Fund II, LLC - INVESTMENT PORTFOLIO AS OF 12/31/2019
Loan Number	Property Address	Principal Balance	Interest Rate	Status	% Owned
10850	265 N Fuller Placer Breckenridge CO 80424	$1,169,000.00	15.00%	Paid Off	87.66%
10864	103 Uncle Sam Lode Rd. Breckenridge CO 80424	$600,000.00	14.00%	Current	79.51%
10890	397 S Fuller Placer Rd.-REFI Breckenridge CO 80424	$919,000.00	14.00%	Foreclosure	66.55%
11008	6044 Kellogg Ave. Minneapolis MN 55424	$1,043,991.98	14.00%	Paid Off	100.00%
11031	768 Birch St. Denver CO 80220	$901,453.97	14.00%	Paid Off	100.00%
11072	4541-4545 Tennyson St. Denver CO 80212	$2,007,447.27	12.00%	Paid Off	64.64%
11111	1725 Peoria St. Aurora CO 80010	$1,120,000.00	14.00%	Current	100.00%
11117	6701 CR 110 W. MOUND MN 55364	$371,000.00	14.00%	REO	17.92%
11175	3737 Kalamath St. Denver CO 80211	$1,949,030.23	14.00%	Paid Off	39.37%
11260	7932 Raphael Lane Littleton CO 80125	$401,500.00	10.00%	Paid Off	33.61%
11261	7876 Raphael Lane Littleton CO 80125	$1,061,750.00	10.00%	Current	100.00%
11307	73 Indigo Way Castle Rock CO 80108	$124,392.24	11.90%	Paid Off	8.46%
11315	2936 Chowen Ave. S. Minneapolis MN 55416	$225,790.19	14.00%	Foreclosure	43.79%
11324	E 121st Ave townhomes Denver CO 80241	$2,107,824.89	11.00%	Current	42.26%
11346	471 S Gaylord St. Denver CO 80209	$759,000.00	11.00%	Paid Off	52.32%
11347	1280 S Garfield St. Denver CO 80210	$1,049,095.00	10.00%	Paid Off	100.00%
11374	1500 S Elizabeth St. Denver CO 80210	$817,095.00	10.00%	Current	100.00%
11392	Highway 85-87 Fountain CO 80817	$946,737.55	12.00%	Current	34.09%
11445	20153 E Smokey Hill Rd. Aurora CO 80015	$4,563,898.28	10.00%	Current	100.00%

11459	4016 E Batavia Pl. Denver CO 80220	$349,000.00	11.90%	Paid Off	100.00%
11469	2284 Apple St Longmont CO 80504	$312,000.00	11.00%	Current	100.00%
11470	1135 S Milwaukee St Denver CO 80210	$772,125.00	10.00%	Current	100.00%
11470-A	0 Eastonbville Rd. Peyton CO 80831	$700,000.00	10.50%	Current	41.18%
11477	7095 Prado Dr. Fountain CO 80817	$352,800.00	11.00%	Paid Off	100.00%
11513	2634 S Cook St Denver CO 80210	$733,125.00	10.00%	Current	100.00%
11516	1222 Elm Ave Grand Junction CO 81501	$2,000,000.00	9.50%	Current	100.00%
11521	4850 North Camden Ave Minneapolis MN 55430	$83,250.00	11.90%	Paid Off	100.00%
11527	1750 Goodman Rd. Horn Lake MS 38637	$859,500.00	11.00%	Paid Off	100.00%
11528	2800 N Palmer St. Milwaukee WI 53212	$51,000.00	14.00%	Current	100.00%
11535	760 Lotus Way Broomfield CO 80020	$223,000.00	11.90%	Paid Off	50.00%
11536	2137 Ashland Lane Mound MN 55364	$519,200.00	11.90%	Current	100.00%
11548	1948 Wayzata Blvd. Long Lake MN	$590,000.00	11.90%	Paid Off	50.00%

Table VI

PFG Fund II, LLC - INVESTMENT PORTFOLIO AS OF 11/30/2020
Loan Number	Property Address	Principal Balance	Interest Rate	Status	% Owned
10864	103 Uncle Sam Lode Rd. Breckenridge CO 80424	$772,000.00	14.00%	Current	62.01%
11111	1725 Peoria St. Aurora CO 80010	$1,120,000.00	14.00%	Current	100.00%
11117	6701 CR 110 W. MOUND MN 55364	$371,000.00	14.00%	REO	17.92%
11261	7876 Raphael Lane Littleton CO 80125	$1,225,000.00	10.00%	Current	100.00%
11315	2936 Chowen Ave. S. Minneapolis MN 55416	$579,162.24	14.00%	Foreclosure	60.71%
11324	E 121st Ave townhomes Denver CO 80241	$1,524,719.11	11.00%	Current	47.71%
11374	1500 S Elizabeth St. Denver CO 80210	$1,160,000.00	10.00%	Current	100.00%
11392	Highway 85-87 Fountain CO 80817	$946,737.55	11.00%	Current	33.75%
11445	20153 E Smokey Hill Rd. Aurora CO 80015	$775,672.40	11.00%	Current	15.82%
11445-A	20153 E Smokey Hill Rd. Aurora CO 80015	$1,200,218.89	12.00%	Current	100.00%
11469	2284 Apple St Longmont CO 80504	$357,000.00	11.00%	Current	100.00%

11470	1135 S Milwaukee St Denver CO 80210	$1,172,125.00	10.00%	Current	100.00%
11470-A	0 Eastonbville Rd. Peyton CO 80831	$777,942.22	11.00%	Current	32.41%
11513	2634 S Cook St Denver CO 80210	$1,098,125.00	10.00%	Current	100.00%
11516	1222 Elm Ave Grand Junction CO 81501	$2,000,000.00	11.00%	Current	100.00%
11527	1750 Goodman Rd. Horn Lake MS 38637	$950,000.00	11.00%	Current	100.00%
11528	2800 N Palmer St. Milwaukee WI 53212	$51,000.00	14.00%	Current	100.00%
11536	2137 Ashland Lane Mound MN 55364	$524,796.40	11.90%	Current	100.00%
11542	2590 S Clayton St. Denver CO 80210	$60,000.00	11.00%	Current	3.25%
11547	903 York Ave Saint Paul MN 55106	$85,500.00	11.90%	Current	100.00%
11556	Lots in Salida CO	$1,708,431.33	12.00%	Current	87.24%
11562	103 Uncle Sam Lode Rd. Breckenridge CO 80424	$780,000.00	11.90%	Current	100.00%
11566	1719 S Gilpin St. Denver CO 80210	$890,000.00	11.00%	Current	100.00%
11567	1012 14th Ave. N Minneapolis MN 55411	$100,000.00	11.90%	Current	100.00%
11572	710 S Blaney Rd. Colorado Springs CO 80929	$245,500.00	11.00%	Current	100.00%
11587	4127 Madison St. NE Minneapolis MN 55421	$99,000.00	11.90%	Current	100.00%
11589	18149 Pleasant Park Rd. Littleton CO 80127	$483,500.00	10.00%	Current	100.00%
11591	848 S Kenneth St. Saint Paul MN 55116	$289,100.00	11.90%	Current	100.00%
11594-A	8898 Mogensen Shores Rd. Brainerd MN 56401	$267,500.00	11.00%	Current	100.00%
11595-A	910 Oliver Ave N Minneapolis MN 55411	$196,857.00	11.00%	Current	100.00%
11597	TBD Fox View Trail Franktown CO 80116	$434,000.00	11.00%	Current	100.00%
11610	9100 W 20th Ave. Denver CO 80215	$260,000.00	10.00%	Current	100.00%
11613	540 Hill Ave. Grand Junction CO 81501	$261,000.00	11.00%	Current	100.00%
11621	12041 N Holly Way Brighton, CO 80602	$249,000.00	10.00%	Paid Off	100.00%
11629	6327 31st Ave N Minneapolis MN 55427	$207,900.00	11.90%	Current	100.00%
11632-A	5238 Scott Ave N Minneapolis MN 55422	$166,181.00	11.90%	Current	100.00%
11633	5244 Scott Ave N Minneapolis MN 55422	$32,247.00	11.00%	Current	100.00%
11634	4620 Fountain Ave. Cascade CO 80809	$248,000.00	10.00%	Current	100.00%

11638	1345 Chester St. Aurora CO 80010	$246,000.00	10.00%	Current	100.00%
11641	3491 Mowry Pl Westminster CO 80031	$270,000.00	11.00%	Current	100.00%
11644	4115 Blaisdell Ave Minneapolis MN 55409	$245,515.00	11.00%	Current	100.00%
11647	3050 Coon Rapids Blvd NW Minneapolis MN 55433	$150,000.00	11.00%	Current	15.33%
11651	798 Main St. Circle Pines MN 55014	$113,490.00	11.90%	Current	100.00%
11652	4553 N 27th St Milwaukee WI 53209	$50,000.00	14.00%	Current	100.00%
11654	440, 520, 540 Forest Edge Circle A & B Woodland Park CO 80863	$479,000.00	10.00%	Current	45.40%
11658	W7835 135th Ave Hager City WI 54014	$151,725.00	11.90%	Current	100.00%
11661	1242 119th Lane NW Minneapolis MN 55448	$90,000.00	11.90%	Current	100.00%
11663	5931 N 68th St Milwaukee WI 53218	$60,000.00	14.00%	Current	100.00%

PFG Fund III, LLC

Because of similarities, investors who are considering investing in notes in the Company might find it useful to review information about PFG Fund III, LLC which is a significantly smaller fund than the one contemplated herein. Of course, prospective investors should bear in mind that prior performance does not guarantee future results. The fact that a prior endeavor has been successful (or unsuccessful) does not mean the Company will experience the same results.

There have been no major adverse business developments or conditions experienced by any project that would be material to investors in notes in the Company.

Table I

In March 2017, the Manager started accepting investments into PFG Fund III, LLC (“Fund III”) The purpose of FUND III was to originate notes on investment properties. The goal was to complete an initial raise of $5,000,000. Each investor in FUND III unsecured promissory notes with a set rate of return of 8% annualized.

The Company regularly originates and sells notes. Notes are for rates between approximately 10% and 13% per year.

Current number of investors:	95
Balance of notes issued to investors:	$13,409,162.45
Current Number of Loans:	26
Current Balance of loans:	$13,158,872.21
Member Equity:	$684,611.83
Date Offering Began:	March-17

Table II

Below is the last three years of profit and loss statements.

	2018	2019	2020 (YTD)
Income
Interest Income	$391,322	$756,099	$1,064,167
Late Fee Income	$-	$517	$1,046
Total Income	$391,322	$756,616	$1,065,213

Expense
Interest Expense	$373,496	$576,845	$795,102
Management Fees	$-	$-	$-
Operating Expense	$215	$4,638	$-9
Total Expense	$373,711	$581,483	$795,093

Net Income	$17,611	$175,133	$270,120

Table III

Historic returns paid to investors. Each investor receives a note with an 8% interest rate.

2016	8.00%
2017	8.00%
2018	8.00%
2019	8.00%

Table IV

Every loan originated by FUND III includes a deed of trust or mortgage securing the loan with the property.

These are all the notes that were owned by FUND III on the last day of each of the last three years.

PFG Fund III, LLC - INVESTMENT PORTFOLIO AS OF 12/31/2018
Loan Number	Property Address	Principal Balance	Interest Rate	Status	% Owned
11092	215 Spruce Rd. Golden CO 80401	$120,000.00	14.00%	Paid Off	100.00%
11117	6701 CR 110 W. MOUND MN 55364	$724,500.00	14.00%	REO	35.00%
11138	2231 S Vaughn Way Unit 111B Aurora CO 80014	$85,050.00	14.00%	Paid Off	100.00%
11189	1134 S Milwaukee St. Denver CO 80210	$789,250.00	10.00%	Paid Off	90.70%
11260	7932 Raphael Lane Littleton CO 80125	$366,000.00	10.00%	Paid Off	58.54%
11285	7912 Raphael Lane Littleton CO 80125	$86,238.00	9.00%	Paid Off	100.00%
11298	207 N 37th St. Milwaukee WI 53208	$39,500.00	15.00%	Paid Off	100.00%
11304	515 3rd St. Stillwater MN 55082	$390,000.00	11.90%	Paid Off	100.00%
11317	7668 Raphael Lane Littleton CO 80125	$195,950.00	10.00%	Current	38.20%
11332	965 S Monroe St. Denver CO 80209	$1,583,000.00	11.00%	Paid Off	100.00%
11342	2912 Drew Ave. N Minneapolis MN 55422	$186,900.00	11.90%	Paid Off	100.00%
11356	5952 Fremont Ave. S. Minneapolis MN 55419	$327,500.00	11.90%	Paid Off	100.00%
11376	24250 E Hwy 24 Calhan CO 80808	$118,000.00	11.90%	Paid Off	100.00%
11378	502-504 Sunnyside Lane Hopkins MN 55343	$256,200.00	11.90%	Paid Off	50.00%
11382	4030 Aldrich Ave. N Minneapolis MN 55412	$87,500.00	11.90%	Paid Off	50.00%
11383	61025 E 38th Ave. Bennett CO 80102	$136,728.00	11.90%	Paid Off	100.00%
11387	3851 Fremont Ave N Minneapolis MN 55412	$71,400.00	11.90%	Paid Off	100.00%

Table V

PFG Fund III, LLC - INVESTMENT PORTFOLIO AS OF 12/31/2019
Loan Number	Property Address	Principal Balance	Interest Rate	Status	% Owned
11117	6701 CR 110 W. MOUND MN 55364	$724,500.00	14.00%	REO	35.00%
11138	2231 S Vaughn Way Unit 111B Aurora CO 80014	$85,050.00	14.00%	Paid Off	100.00%
11260	7932 Raphael Lane Littleton CO 80125	$793,250.00	10.00%	Paid Off	66.39%
11291	0 W 111th Ave. Broomfield CO 80021	$255,293.59	11.00%	Foreclosure	9.08%
11317	7668 Raphael Lane Littleton CO 80125	$711,750.00	10.00%	Current	85.16%
11405	2460 S Adams St. Denver CO 80210	$899,675.00	10.00%	Current	100.00%
11432	1028 Rex St. Louisville CO 80027	$1,485,000.00	11.00%	Paid Off	91.79%
11447	577 22nd St. Georgetown CO 80444	$473,742.76	11.00%	Paid Off	100.00%
11453	3029 Texas Ave S Minneapolis MN 55426	$322,000.00	11.90%	Paid Off	100.00%
11456	104 White Ave Grand Junction CO 81501	$874,000.00	11.00%	Paid Off	29.13%
11458	1833 Nevada Ave E. Saint Paul MN 55119	$186,200.00	11.90%	Paid Off	100.00%
11486	2225 S Stuart St. Denver CO 80219	$50.00	11.00%	Paid Off	0.02%
11490	9780 Coors Blvd. Nw Albuquerque NM 87114	$1,071,000.00	11.00%	Paid Off	85.96%
11493	8898 Mogensen Shore Rd. Brainerd MN 56401	$87,150.00	11.90%	Paid Off	100.00%
11538	100 Lyton Pl Saint Paul MN 55117	$105,000.00	11.90%	Paid Off	50.00%
11539	70 S Calhan Hwy Yoder CO 80864	$109,100.00	11.90%	Paid Off	100.00%
11540	150 S Calhan Hwy Yoder CO 80864	$109,100.00	11.90%	Paid Off	100.00%
11542	2590 S Clayton St. Denver CO 80210	$872,000.00	11.00%	Current	100.00%
11546	5124-5128 W 26th Ave. Denver CO 80212	$1,320,000.00	11.90%	Current	100.00%

Table VI

PFG Fund III, LLC - INVESTMENT PORTFOLIO AS OF 11/30/2020
Loan Number	Property Address	Principal Balance	Interest Rate	Status	% Owned
11117	6701 CR 110 W. MOUND MN 55364	$724,500.00	14.00%	REO	35.00%
11291	0 W 111th Ave. Broomfield CO 80021	$1,370,477.52	11.00%	Foreclosure	46.14%
11317	7668 Raphael Lane Littleton CO 80125	$585,000.00	10.00%	Current	48.07%
11323-A	963 Jessamine Ave. E Saint Paul MN 55106	$35,900.00	14.00%	Current	100.00%
11402	4170 Cheyenne Dr. Larkspur CO 80118	$161,500.00	11.00%	Current	51.85%
11405	2460 S Adams St. Denver CO 80210	$1,387,000.00	10.00%	Current	96.66%
11435	515 3rd St. S. Stillwater MN 55082	$175,000.00	11.90%	Current	30.41%
11445	20153 E Smokey Hill Rd. Aurora CO 80015	$1,493,000.00	11.00%	Current	30.44%
11489	5038 Miller Road Flint MI	$1,000,000.00	11.00%	Current	37.47%
11542	2590 S Clayton St. Denver CO 80210	$1,784,000.00	11.00%	Current	96.75%
11546	5124-5128 W 26th Ave. Denver CO 80212	$1,320,000.00	11.90%	Current	100.00%
11598-A	2132 Bijou St E 2220 Bijou St E Colorado Springs CO 80909	$492,494.69	11.00%	Current	100.00%
11605	10225 Wadsworth Blvd. Broomfield CO 80021	$197,500.00	10.00%	Current	100.00%
11612	13606 E Bates Ave., #310 Aurora CO 80014	$157,500.00	11.00%	Current	100.00%
11614	2612 Oliver Ave. N Minneapolis MN 55411	$94,500.00	11.90%	Current	100.00%
11615	1481 Lafond Ave. Saint Paul MN 55104	$280,000.00	11.90%	Current	100.00%
11622	2081 Hanover St. Aurora CO 80010	$234,000.00	11.00%	Current	100.00%
11631	5900 Concord Blvd. Inver Grove Heights MN 55076	$170,100.00	11.90%	Current	100.00%
11639	1241 E Minnehaha Ave Saint Paul MN 55106	$135,000.00	11.90%	Current	100.00%
11647	3050 Coon Rapids Blvd NW Minneapolis MN 55433	$300,000.00	11.00%	Current	30.65%
11648	3060 Coon Rapids Blvd NW Minneapolis MN 55433	$200,000.00	11.00%	Current	100.00%
11649	3064 Coon Rapids Blvd. NW CO	$50,000.00	11.00%	Current	100.00%
11650	3421 Arapahoe St. Denver CO 80205	$414,400.00	10.00%	Current	100.00%
11654	440, 520, 540 Forest Edge Circle A & B Woodland Park CO 80863	$108,000.00	10.00%	Current	10.24%
11656	1519 19th Ave. Longmont CO 80501	$235,000.00	11.00%	Current	100.00%
11657	2117 N 11th St. Milwaukee WI 53205	$54,000.00	14.00%	Current	100.00%
11662	1180 S Zuni St Denver, CO 80223	$291,000.00	11.90%	Paid Off	100.00%

PFG Fund IV, LLC

Because of similarities, investors who are considering investing in notes in the Company might find it useful to review information about PFG Fund IV, LLC which is a significantly smaller fund than the one contemplated herein. Of course, prospective investors should bear in mind that prior performance does not guarantee future results. The fact that a prior endeavor has been successful (or unsuccessful) does not mean the Company will experience the same results.

There have been no major adverse business developments or conditions experienced by any project that would be material to investors in notes in the Company.

Table I

In July 2015, the Manager launched PFG Fund IV, LLC (“Fund IV”) The purpose of FUND IV was to originate notes on investment properties. The goal was to complete an initial raise of $5,000,000 from friends, family, and business associates. Each investor in FUND IV purchased membership units making this an equity offering with returns fluctuating based on performance.

The Company regularly originates and sells notes. Notes are for rates between approximately 10% and 13% per year.

Current number of investors:	46
Current Investor Equity:	$7,512.863.73
Current Number of Loans:	19
Current Balance of loans:	$7,304,565.84
Date Offering Began:	July-15

Table II

Below is the last three years of profit and loss statements.

	2018	2019	2020 (YTD)
Income
Interest Income	$559,625	$621,836	$520,992
Late Fee Income	$2,888	$1,143	$363
Forfeited Profits	$-	$-	$-
Sale of Asset	$22,792	$-	$-
Total Income	$585,305	$622,979	$529,355

Expense
Interest Expense	$-	$-	$-
Management Fees	$109,151	$120,148	$55,883
Operating Expense	$41,879	$13,197	$19,711
Total Expense	$151,030	$133,345	$75,594

Net Income	$434,275	$489,634	$453,761

Table III

Historic returns paid to investors. Average return since inception is 9.23%.

2016	10.60%
2017	10.30%
2018	8.00%
2019	8.00%

Table IV

Every loan originated by FUND IV includes a deed of trust or mortgage securing the loan with the property.

These are all the notes that were owned by FUND IV on the last day of each of the last three years.

PFG Fund IV, LLC - INVESTMENT PORTFOLIO AS OF 12/31/2018
Loan Number	Property Address	Principal Balance	Interest Rate	Status	% Owned
11039	3743 Penn Ave. N. Minneapolis MN 55412	$92,500.00	14.00%	Paid Off	100.00%
11117	6701 CR 110 W. MOUND MN 55364	$849,500.00	9.00%	REO	76.04%
11132	882 Hatch Ave. Saint Paul MN 55103	$39,694.13	14.00%	Paid Off	100.00%
11189	1134 S Milwaukee St. Denver CO 80210	$65,000.00	10.00%	Paid Off	9.30%
11268	5645 Humboldt Ave. S. Minneapolis MN 55419	$346,000.00	12.90%	Paid Off	100.00%
11291	0 W 111th Ave. Broomfield CO 80021	$2,199,874.84	11.00%	Foreclosure	100.00%
11307	73 Indigo Way Castle Rock CO 80108	$1,190,200.00	12.90%	Paid Off	84.80%
11315	2936 Chowen Ave. S. Minneapolis MN 55416	$273,800.00	15.00%	Foreclosure	67.81%
11366	432 434 N 30th St. Milwaukee WI 53208	$54,000.00	15.00%	Paid Off	100.00%
11379	6515 43rd Ave. N Minneapolis MN 55428	$136,350.00	11.90%	Paid Off	50.00%
11384	3515 Quivas St. Denver CO 80211	$144,090.00	12.00%	Paid Off	10.26%
11386	7146 S Hudson Circle Castle Rock CO 80104	$436,500.00	11.00%	Paid Off	50.00%

Table V

PFG Fund IV, LLC - INVESTMENT PORTFOLIO AS OF 12/31/2019
Loan Number	Property Address	Principal Balance	Interest Rate	Status	% Owned
11117	6701 CR 110 W. MOUND MN 55364	$849,500.00	9.00%	REO	76.04%
11291	0 W 111th Ave. Broomfield CO 80021	$2,556,767.87	11.00%	Foreclosure	90.92%
11307	73 Indigo Way Castle Rock CO 80108	$2,010,599.23	12.90%	Paid Off	91.54%
11315	2936 Chowen Ave. S. Minneapolis MN 55416	$289,800.00	15.00%	Foreclosure	56.21%
11393	2940 W 54th Ave. Denver CO 80221	$198,000.00	11.00%	Paid Off	100.00%
11490	9780 Coors Blvd. Nw Albuquerque NM 87114	$201,050.00	12.00%	Paid Off	14.04%
11491	16750 Rabbit Track Tr. Colorado Springs CO 80930	$162,500.00	12.00%	Paid Off	100.00%
11492	4320 Minnehaha Ave. Minneapolis MN 55406	$175,700.00	12.90%	Paid Off	100.00%
11510	5751 Dupont Ave S. Minneapolis MN 55419	$221,000.00	12.90%	Current	100.00%
11526	2929 N Bellaire St. Denver CO 80207	$398,000.00	11.00%	Paid Off	50.00%
11543	5820 N 73rd St. Milwaukee WI 53218	$91,000.00	14.00%	Paid Off	100.00%
11547	903 York Ave Saint Paul MN 55106	$85,500.00	11.90%	Paid Off	100.00%

Table VI

PFG Fund IV, LLC - INVESTMENT PORTFOLIO AS OF 11/30/2020
Loan Number	Property Address	Principal Balance	Interest Rate	Status	% Owned
11117	6701 CR 110 W. MOUND MN 55364	$849,500.00	9.00%	REO	41.04%
11291	0 W 111th Ave. Broomfield CO 80021	$1,200,072.98	11.00%	Foreclosure	40.40%
11315	2936 Chowen Ave. S. Minneapolis MN 55416	$374,800.00	15.00%	Foreclosure	39.29%
11445	20153 E Smokey Hill Rd. Aurora CO 80015	$1,582,494.99	12.00%	Current	32.27%
11510	5751 Dupont Ave S. Minneapolis MN 55419	$352,187.87	12.90%	Current	100.00%
11574	1833 Emerson St. Denver CO 80218	$230,000.00	12.00%	Current	9.20%
11593	2438 Logan Ave. N Minneapolis MN 55411	$85,500.00	12.90%	Current	100.00%
11594	3121 S 32nd Ave. Minneapolis MN 55406	$160,200.00	12.90%	Current	100.00%
11595	4319 Memory Lane Minneapolis, MN 55428	$131,250.00	12.90%	Paid Off	100.00%
11598	1194 Pacific St. Saint Paul MN 55106	$152,600.00	12.90%	Current	100.00%
11602	2512 Dupont Ave N Minneapolis MN 55411	$94,500.00	12.90%	Current	100.00%
11608-A	1833 Emerson St. Denver CO 80218	$325,000.00	12.00%	Current	100.00%
11616	3930 Dupont Ave. N Minneapolis MN 55412	$150,100.00	12.90%	Current	100.00%
11624	4700 Blaisdell Ave. Minneapolis MN 55419	$349,300.00	12.90%	Current	100.00%
11626	4408 S Washington St. Englewood CO 80113	$274,500.00	12.00%	Current	100.00%
11627	1155 N Ash St., #1008 Denver CO 80220	$188,910.00	12.00%	Current	100.00%
11628	3726 N Marion St. Denver CO 80205	$315,000.00	12.90%	Current	100.00%
11646	1105 Sherman St. Longmont CO 80501	$300,000.00	11.90%	Current	100.00%
11655	2654 N 57th St Milwaukee WI 53210	$50,400.00	14.00%	Current	100.00%
11659	5149 18th Ave S Minneapolis MN 55417	$269,500.00	11.9	Current	100.00%

LIMITATIONS OF LIABILITY

As permitted by Colorado law, our amended and restated Certificate of Organization and Operating Agreement contain provisions that limit or eliminate the personal liability of our Manager for breaches of duty to the LLC to the fullest extent permitted under Colorado law. Colorado law provides that management of a limited liability company will not be personally liable for monetary damages for breaches of their fiduciary duties as Manager, except liability for:

•	any breach of the Manager’s duty of loyalty to our Members;
•	any act or omission not in good faith, believed to be contrary to the interests of the Company or its Members, involving reckless disregard for the Manager’s duty, for acts that involve an unexcused pattern of inattention that amounts to an abdication of duty, or that involves intentional misconduct or knowing or culpable violation of law;
•	any unlawful payments related to distributions, Unit repurchases, redemptions, loans, guarantees or other distributions; or
•	any transaction from which the Manager derived an improper personal benefit.

These limitations do not affect the availability of equitable remedies, including injunctive relief or rescission. As permitted by Colorado law, our amended and restated Certificate of Organization and Operating Agreement also provide that:

•	we will indemnify our Manager to the fullest extent permitted by law;
•	we may indemnify our other employees and other agents to the same extent that we indemnify our Manager; and
•	we will advance expenses to our Manager in connection with a legal proceeding, and may advance expenses to any employee or agent; provided, however, that such advancement of expenses shall be made only upon receipt of an undertaking by the person to repay all amounts advanced if it should be ultimately determined that the person was not entitled to be indemnified.

The indemnification provisions contained in our amended and restated Certificate of Organization and Operating Agreement are not exclusive.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this Offering as having prepared or certified any part of this Offering or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the Notes was employed on a contingency basis, or had, or is to receive, in connection with the Offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The financial statements included in this Offering are audited.

Geraci LLP is providing legal services relating to this Form 1-A.

FINANCIAL STATEMENTS

PFG FUND V, LLC

Independent Auditors’ Report

To the Member

PFG Fund V, LLC

Wheat Ridge, Colorado

Report on Financial Statements

We have audited the accompanying financial statements of PFG Fund V, LLC, a Colorado limited liability company, which comprise the balance sheet as of November 30, 2020, and the related statements of operations, changes in member’s equity and cash flows for the period August 26, 2020 through November 30, 2020 (the “period”), and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditors consider internal control relevant to PFG Fund V, LLC’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of PFG Fund V, LLC’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PFG Fund V, LLC as of November 30, 2020, and the results of its operations and cash flows for the period then ended in accordance with accounting principles generally accepted in the United States of America.

Matter of Emphasis

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has not generated any revenues since inception. The Company is currently in the process of securing investor financing and commencing operations. However, there can be no assurance that the Company will successfully be able to secure financing or commence operations. Failure to obtain financing or commence operations could adversely affect the Company’s ability to achieve its business objectives and the results of its operations. This raises substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Pleasant Hill, California January 9, 2021	Spiegel Accountancy Corp. Certified Public Account

PFG FUND V, LLC

BALANCE SHEET

As of November 30, 2020

(Audited)

Assets:
Cash	$5,000

Total Assets	$5,000

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Total Liabilities	$-
Members’ Equity
Total Members’ Equity	5,000

Total Liabilities and Members’ Equity	$5,000

See accompanying notes, which are an integral part of these financial statements.

PFG FUND V, LLC

STATEMENT OF OPERATIONS

From Inception (August 26, 2020) through November 30, 2020

Revenues	$0

Operating Costs	$0

Profit (Loss) before provision for income taxes	$0

Provision for Income Taxes

Net Profit (Loss)	$0

See accompanying notes, which are an integral part of these financial statements

PFG FUND V, LLC

STATEMENT OF CHANGES IN MEMBER’S EQUITY

From August 26, 2020 (Inception) through November 30, 2020 (Audited)

	Member’s Equity		Total Member’s
	Units	Amount	Equity

Balance at Inception (August 26, 2020)

Issuance of Units	1	$5,000	$5,000

Profit (Loss)	-	-	-

Balance at November 30, 2020	1	$5,000	$5,000

See accompanying notes, which are an integral part of these financial statements.

PFG FUND V, LLC

STATEMENT OF CASH FLOWS

From August 26, 2020 (Inception) through November 30, 2020

Cash Flows from Operating Activities:
Profit (Loss)	$-
Changes in operating Assets and Liabilities:
Other Assets	-

Net Cash Used in Operating Activities	$-

Cash Flows From Investing Activities:	$-

Cash Flows From Financing Activities:
Issuance of Voting Member Units	$5,000

Net Cash Provided by Financing Activities	$5,000

Net Increase in Cash	$5,000

Cash - Beginning of Period	-

Cash - End of Period	$5,000

See accompanying notes, which are an integral part of these financial statements.

PFG FUND V, LLC

Notes to the Audited Financial Statements

From August 26, 2020 (Inception) through November 30, 2020

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

PFG FUND V, LLC. (the “Company”) was incorporated on August 26, 2020 in Colorado. The Company’s fiscal year end is December 31. The Company did not have any activity from August 26, 2020 through November 30, 2020 (the “period”). The Company specializes in lending to real estate investors, and provides debt financing to borrowers primarily in Colorado and Minnesota.

The Company will be managed by Pine Financial Group, Inc, (the “Manager”), a Colorado Corporation. The Manager is in complete control of the Company business.  The fund will operate for up to 5 years and may use multiple exit strategies, including: organic company wind down, sale of notes, refinance notes and hold, sale to a public real estate investment trust, and bulk sale to an institution.

Promissory Notes

The Company is offering up to $50,000,000 in principal amount of unsecured, non-convertible, fixed-rate promissory notes through a Tier II offering pursuant to Regulation A under the Securities Act, also known as “Reg A+” and it intends to offer the notes directly to investors and not through registered broker-dealers who are paid commission. The Company has set a minimum investment requirement of $25,000, but may accept subscriptions for less at the discretion of our Manager. The maximum amount to be raised in the offering is $50,000,000.

As of November 30, 2020, no notes were issued and outstanding.

Investor Returns

The Notes are non-negotiable and will be issued in the minimum amount of $25,000, but may be higher or lower upon the Manager’s discretion. The Notes will be offered with a minimum term of 60 months from the date of issue, with a fixed interest rate of 8%. After 1 month from the date of issuance of the Note, an Investor may request redemption of its Note with 90 days’ notice without penalty subject to availability of cash on hand. The Company has the right, at its option, to call any of the Notes for redemption before maturity in whole or in part, at any time or from time to time. If a Note is redeemed before maturity, the holder will be paid an amount equal to the face value of the Note plus any accrued interest through the date of redemption.

Distributions

The Company provides quarterly statements of account to the note holders and will distribute or reinvests amounts equal to accrued and unpaid interest once per month on the first business day of each month.

Manager Compensation

The Manager has contributed $5,000 to purchase Membership Interests of the Company. The Manager is entitled to all Company profits. Profits equal all Company revenue minus all Company expenses to include note holder interest.  The Manager has the sole voting rights.

Manager is also entitled to various compensation, including, (1) servicing fee, which is equal to an annualized rate of 1% of the principal amount of the loan, (2) origination and administration fee, which is $685 per loan plus 2-4% of the loan principal amount, and (3)reasonable inspection fee.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Financial Statements have been prepared using the accrual basis of accounting in accordance with Generally Accepted Accounting Principles (“GAAP”) of the United States.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. The estimates and judgments will also affect the reported amounts for certain revenues and expenses during the reporting period. Actual results could differ from these good faith estimates and judgments. The Company does not currently have any accounting estimates.

Deferred Offering Costs

Deferred offering costs were capitalized and consisted of fees and expenses incurred directly in connection with the Company’s offering that was not yet completed during the period ended November 30, 2020. At the time of the completion of the offering, the amounts will be transferred to member’s capital. Deferred offering costs included legal costs.

Financial Instruments

The Company follows Financial Accounting Standards Board, Accounting Standards Codification (“ASC”) ASC 820, “Fair Value Measurements and Disclosures”, which defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3).

The three levels of the fair value hierarchy are described below:

Level 1

Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2

Level 2 applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3

Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

Income Taxes

The Company has elected to be a disregarded entity under the Internal Revenue Code and a similar section of the state code. The Member of a partnership is taxed on its proportionate share of the Company’s taxable income. Therefore, no provision or liability for federal income taxes have been included in these financial statements. The Company has evaluated its current tax positions and has concluded that as of November 30, 2020, no significant uncertain tax positions exist for which a reserve would be necessary.

The Company’s income tax returns are subject to review and examination by federal, state and local governmental authorities. As of November 30, 2020, there is no year open to examination by the Internal Revenue Service or state and local governmental authorities.

Recent Accounting Pronouncements

Management has considered all recent accounting pronouncements issued and their potential effect on our financial statements. The Company’s management believes that these recent pronouncements will not have a material effect on the Company’s financial statements.

NOTE 3 - GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has not generated any revenues since inception. The Company is currently in the process of securing investor financing and commencing operations. However, there can be no assurance that the Company will successfully be able to secure financing or commence operations. Failure to obtain financing or commence operations could adversely affect the Company’s ability to achieve its business objectives and the results of its operations. This raises substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 4 – RELATED PARTY TRANSACTIONS

The Manager contributed $5,000 into the Company operating account in exchange for full ownership in the Company.

The Company receives certain operating and administrative services from the Manager, some of which may not be reimbursed to the Manager.  The Company’s financial position and results of operations would likely be different without this relationship with the Manager.

NOTE 5 – RISKS AND UNCERTAINTIES

The extent of the impact of the coronavirus (“COVID-19”) outbreak on the financial performance of the Company’s investments will depend on future developments, including the duration and spread of the outbreak and related advisories and restrictions and the impact of COVID-19 on the financial markets and the overall economy, all of which are highly uncertain and cannot be predicted. If the financial markets and/or the overall economy are impacted for an extended period, the Company’s investment results may be materially adversely affected.

NOTE 6 - SUBSEQUENT EVENTS

Management has evaluated subsequent events through January 9, 2021 and has the following significant matter to report.

PART V — EXHIBITS

Item 1. Index to Exhibits

Exhibit A	Articles of Organization
Exhibit B	Operating Agreement
Exhibit C	Promissory Notes
Exhibit D	Subscription Agreement
Exhibit E	Consent of Auditor
Exhibit F	Opinion re: Legality

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SIGNATURE

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on January 15, 2021.

PFG Fund V, LLC

By:	/s/ Kevin Amolsch
Kevin Amolsch
President of Pine Financial Group, Inc.
Manager (Chief Executive Officer, Principal Executive Officer, Chief Financial Officer, and Principal Accounting Officer)

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ Kevin Amolsch
Kevin Amolsch
President of Pine Financial Group, Inc.

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